EXHIBIT 10.15
THIRD AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
by and among
LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent, Syndication Agent, Co-Arranger,
Lead Manager and LC Issuer,
WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL),
as Collateral Agent and Co-Arranger,
JPMORGAN CHASE BANK, N.A.,
as Documentation Agent,
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
ULTA SALON, COSMETICS & FRAGRANCE, INC.
as Borrower
Dated: as of June 29, 2007

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INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Swap Acknowledgment Agreement

Exhibit D	Notice of Conversion/Continuation

Exhibit E	Closing Checklist

Exhibit F	Notice of Borrowing

Exhibit G	Existing Landlord Agreements

Exhibit H	Form of Landlord Agreement

Schedule I	Loan Commitments

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THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
          This Third Amended and Restated Loan and Security Agreement (as amended, restated or otherwise modified from time to time, the “Agreement”) dated as of June 29, 2007 is entered into by and among ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation (“Borrower”), the financial institutions from time to time parties hereto as lenders (“Lenders”), LASALLE BANK NATIONAL ASSOCIATION, in its capacity as administrative agent for Lenders (in such capacity, “Administrative Agent”; in its individual capacity, “LaSalle”) and LC Issuer, WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL) (f/k/a Congress Financial Corporation (Central)), an Illinois corporation, in its capacity as collateral agent for Lenders (in such capacity, “Collateral Agent,” in its individual capacity, “Wachovia”) and JPMORGAN CHASE BANK, N.A., in its capacity as documentation agent for Lenders (in such capacity, “Documentation Agent”).
W I T N E S S E T H:
          WHEREAS, Borrower, Wachovia, as agent, (“Original Agent”) and each of Wachovia and LaSalle, individually (Wachovia and LaSalle being the “Original Lenders”) are each party to that certain Loan and Security Agreement dated as of May 29, 1997 (the “1997 Loan Agreement”) which was amended and restated by that certain Amended and Restated Loan and Security Agreement dated as of December 20, 2001 (as amended or otherwise modified prior to May 31, 2005, the “2001 Loan Agreement”), and further amended by the Second Amended and Restated Loan Agreement dated as of May 31, 2005 (as amended or otherwise modified prior to the Closing Date, but without giving effect to this Agreement the “2005 Loan Agreement”) pursuant to which, among other things, the Lenders made available to Borrower “Revolving Loans” (as such term is defined in the 2005 Loan Agreement, and with such loans outstanding immediately prior to the effectiveness of this Agreement being referred to as the “Original Revolving Loans”);
          WHEREAS, Borrower, Agents and Lenders desire to amend and restate the 2005 Loan Agreement, subject to the terms and conditions set forth herein, to, among other things, (i) restructure the terms of the credit facilities provided for under the 2005 Loan Agreement, (ii) provide that LaSalle shall continue serving as Administrative Agent for the Lenders, and Wachovia shall continue to serve as Collateral Agent for the Lenders and (iii) continue to provide loans and other financial accommodations to Borrower for its working capital requirements and general corporate purposes; and
          WHEREAS, Agents and Lenders are willing to amend and restate the 2005 Loan Agreement and Agents and Lenders are willing to make loans and provide other financial accommodations to Borrower, in each case on the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS
          For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
          1.1 “Accounts” shall mean all present and future rights of Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.
          1.2 “Adjusted Cash Flow” shall mean, as to any Person, for any period, the amount equal to: (a) the Net Income of such Person for such period, plus (b) depreciation, and other non-cash charges for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, minus (c) debt service and capital expenditures made during such period, (to the extent not otherwise deducted in the computation of Net Income), minus (d) payments made in respect of dividends for such period on any shares of Capital Stock of such Person or the redemption or repurchase of any shares of Capital Stock of such Person or in respect of management or consulting fees during such period (to the extent not otherwise deducted in the computation of Net Income), minus (e) payments (to the extent not otherwise subtracted under clause (c) above) made in respect of (i) principal owing on any indebtedness for borrowed money (excluding as to Borrower, the Loans), (ii) reimbursement and all other obligations with respect to surety bonds, letters of credit and banker’s acceptances, whether or not matured or (iii) capitalized lease obligations (to the extent not already deducted as a capital expenditure) and for the deferred purchase price of property or services (excluding trade payables incurred by such person in the ordinary course of business).
          1.3 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Administrative Agent used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Administrative Agent actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
          1.4 “Adjusted Tangible Net Worth” shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the sum of (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries (excluding the book value of goodwill, non-competition agreements, patents, trademarks, copyrights, licenses and other intangible assets), calculating the book value of inventory for this purpose principally on an average cost basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) included on the balance sheet of such person in accordance with GAAP, plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Administrative Agent.
          1.5 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.
          1.6 “Agents” shall mean each of Administrative Agent and Collateral Agent, or each such entity as the context so provides and any successor agents hereunder.
          1.7 “Armored Car Companies” shall mean, collectively, Brink’s Incorporated, AT Systems; Safe and Sound Armed Courier, Inc.; Dunbar Armored Inc.; Loomis, Fargo & Co.; and PFI Armored, Inc. and their respective successors and assigns or any other armored car service selected by Borrower after the date hereof which is reasonably acceptable to Administrative Agent.
          1.8 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment described under Section 13.6 hereof to the extent such assignment is not otherwise prohibited as between or among the Lenders.
          1.9 “Availability Reserves” shall have the meaning set forth in Section 2.3 hereof.
          1.10 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.
          1.11 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, Illinois or the State of North Carolina, and a day on which Administrative Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.
          1.12 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
          1.13 “Cash Equivalents” shall mean, at any time, (a) any evidence of indebtedness with a maturity date of one (1) year or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof, (b) certificates of deposit or bankers’ acceptances with a maturity of one (1) year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc, (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.
          1.14 “Change of Control” shall be deemed to have occurred if (A) prior to a Qualified Public Offering, (a) all or substantially all of Borrower’s assets shall have been sold, in one or in a series of transactions to any “Person” or “Group” (as such term is used in Sections 14(d)(2) and 13(d)(3), respectively, of the Securities Exchange Act) other than to Permitted Holders; (b) an event or series of events (whether a stock purchase, amalgamation, merger, consolidation or other business combination or otherwise) shall have occurred by which any Person or Group (other than a Permitted Holder) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) directly or indirectly of fifty (50%) percent or more of the combined voting power of the then outstanding securities of Borrower ordinarily (and apart from rights accruing under certain circumstances) having the right to vote in election of directors or (c) after the date of this Agreement, a majority of the Board of Directors of Borrower over a two (2) year period commencing from the date hereof shall have replaced the directors who constituted the Board of Directors at the beginning of such period other than directors whose nominations for election by the stockholders of Borrower was approved by such Board of Directors and (B) following the completion of a Qualified Public Offering, (a) an event or series of events (whether a stock purchase, amalgamation, merger, consolidation or other business combination or otherwise) shall have occurred by which any Person or Group (as such term is used in Sections 14(d)(2) and 13(d)(3), respectively, of the Securities Exchange Act) (other than a Permitted Holder) other than any of the Permitted Holders is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) directly or indirectly of [thirty-five percent (35%)] or more of the combined voting power of the then outstanding securities of Borrower ordinarily (and apart from rights accruing under certain circumstances) having the right to vote in election of directors or (b) a majority of the Board of Directors of Borrower over a one (1) year period commencing from the date the completion of a Qualified Public Offering shall have replaced the directors who constituted the Board of Directors at the beginning of such period other than directors whose nominations for election by the stockholders of Borrower was approved by such Board of Directors).
          1.15 “Closing Date” shall mean June 29, 2007.
          1.16 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
          1.17 “Collateral” shall have the meaning set forth in Section 5 hereof.
          1.18 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Collateral Agent, from any lessor of premises to Borrower, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Collateral Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Collateral Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Collateral Agent’s rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Collateral Agent and agrees to follow all instructions of Collateral Agent with respect thereto.
          1.19 “Commitments” shall mean, as to any Lender, the aggregate commitment of such Lender to make Loans or to incur Letter of Credit Obligations in the maximum principal amounts set forth on Schedule I hereto next to such Lender’s name or on the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.6 hereof, as such amount may be adjusted, if at all, in accordance with this Agreement.

          1.20 “Cost” shall mean, as to the Inventory as of any date, the cost of such Inventory as of such date, determined principally on the average cost basis in accordance with GAAP and on a first-in-first-out basis in accordance with GAAP.
          1.21 “Credit Card Acknowledgments” shall mean, individually and collectively, the agreements by Credit Card Issuers or Credit Card Processors in favor of Collateral Agent acknowledging Collateral Agent’s first priority security interest in the monies due and to become due Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          1.22 “Credit Card Agreements” shall mean all agreements (other than Credit Card Acknowledgements) now or hereafter entered into by Borrower any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements listed and schedules of terms listed on Schedule 8.9 to the Information Certificate.
          1.23 “Credit Card Issuer” shall mean any person (other than Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, including credit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.
          1.24 “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer (including, but not limited to, First Data Merchant Services Corporation).
          1.25 “Credit Facilities” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections 2.1 and 2.2.
          1.26 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.
          1.27 “Defaulting Lender” shall have the meaning set forth in Section 6.9 hereof.
          1.28 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Collateral Agent, by and among Collateral Agent, Borrower and any bank at which any deposit account of Borrower is at any time maintained which provides that such bank will comply with instructions originated by Collateral Agent directing disposition of the funds in the deposit account without further consent by Borrower and such other terms and conditions as Collateral Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Collateral Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into the Blocked Accounts.
          1.29 “Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower that are acceptable to Collateral Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) packaging and shipping materials; (b) supplies used or consumed in Borrower’s business; (c) Inventory at premises other than those owned and controlled by Borrower, except for Inventory at locations of Borrower which are leased by it if either (A) Collateral Agent shall have received a Landlord Agreement duly authorized, executed and delivered by the owner and lessor of such premises or (B) if Collateral Agent has not received such Landlord Agreement, then Collateral Agent shall have established an Availability Reserve in respect of amounts due or to become due to the owner and lessor of such retail store location (without limiting any other rights and remedies of Collateral Agent under this Agreement or under the other Financing Agreements with respect to the establishment of Availability Reserves or otherwise) and after giving effect to such Availability Reserves, there is Excess Availability; provided, that, (1) Borrower shall use its best efforts to obtain the Landlord Agreement with respect to each location in respect of which Borrower enters into a lease after the date hereof and (2) the Availability Reserves established pursuant to this Section shall not exceed at any time one (1.0) times the basic monthly rent payable to such owners and lessors of such leased locations and including amounts, if any, then outstanding and unpaid owed by Borrower to such owners and lessors (such Availability Reserve being $389,685.49 as of the date hereof), provided, that, such limitation on the amount of the Availability Reserves pursuant to this Section shall only apply so long as: (aa) no Default or Event of Default shall exist or have occurred, (bb) Borrower or Agents shall not have received notice of any default or event of default under the lease with respect to such retail store location and (cc) Collateral Agent shall have received evidence, in form and substance satisfactory to Collateral Agent, that Borrower has not granted to the owner and lessor a security interest in or lien upon any assets of Borrower;(d) Inventory subject to a security interest or lien in favor of any person other than Collateral Agent except those permitted in this Agreement; (e) bill and hold goods; (f) unserviceable, obsolete or slow moving Inventory; (g) Inventory which is not subject to the first priority, valid and perfected security interest of Collateral Agent. (h) damaged and/or defective Inventory (i) returned Inventory that is not held for resale; (j) Inventory to be returned to vendors; (k) Inventory subject to deposits made by customers for sales of Inventory that has not been delivered; (1) Inventory held after the applicable expiration date thereof; (m) samples (except to the extent approved from time to time by Collateral Agent) and (n) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Collateral Agent in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent neither Agent has any notice thereof in writing from either Borrower or any inventory appraiser, which adversely affects or could reasonably be expected to adversely affect the Inventory in any material respect in the good faith determination of Collateral Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

          1.30 “Eligible Transferee” shall mean (a) any Lender; (b) any Affiliate of a Lender and (c) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Administrative Agent; provided, that, neither the Borrower nor any of its Affiliates shall qualify as an Eligible Transferee.
          1.31 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.
          1.32 “Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment and fixtures, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
          1.33 “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.
          1.34 “ERISA Affiliate” shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
          1.35 “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Eurodollar Rate Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or two (2) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the Eurodollar Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the Eurodollar Rate shall be conclusive, absent manifest error.
          1.36 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.
          1.37 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.
          1.38 “Excess Availability” shall mean the amount, as determined by Collateral Agent, calculated at any time, equal to: (a) the lesser of (i) the amount of the Loans available to Borrower as of such time based on the applicable percentage set forth in Section 2.1(a) hereof multiplied by the Value of Eligible Inventory, as determined by Collateral Agent, and subject to the sublimits and Availability Reserves from time to time established by Collateral Agent hereunder and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid principal amount of the Loans, plus (ii) at the option of either Agent, the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time (and for which checks included in clause (iii) below have not been issued) plus (iii) the amount of checks issued by Borrower to pay trade payables, but not yet sent and the book overdraft of Borrower.
          1.39 “Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
          1.40 “Fee Letter” shall mean the letter agreement, dated on or about the date hereof, by and between Borrower and Administrative Agent, as the same exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          1.41 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments at any time executed and/or delivered by Borrower or any Obligor in connection with the 1997 Loan Agreement, the 2001 Loan Agreement, the 2005 Loan Agreement or this Agreement (to the extent not superseded or replaced by any other Financing Agreement), as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          1.42 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Administrative Agent prior to the date hereof.
          1.43 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
          1.44 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
          1.45 “Hedging Agreements” shall mean any and all transactions, agreements or documents, now existing or hereafter entered into with a Lender or an Affiliate of a Lender subject to Section 9.9(g) hereof and on terms and conditions reasonably satisfactory (in light of standard ISDA documentation practices) to Administrative Agent and Borrower, which (a) provides for an interest rate swap, cap, floor or collar or similar transaction for the purpose of hedging Borrower’s exposure to fluctuations in interest rates in respect of the Obligations, (b) are not entered into for speculative purposes, (c) are with a financial institution having combined capital and surplus and undivided profits of not less than $250,000,000, (d) are unsecured except to the extent any indebtedness of Borrower thereunder constitutes Obligations secured hereby or to the extent secured by pledges or deposits permitted under Section 9.8(i) hereof and (e) and for which the counterparty to the Hedging Agreement and the Borrower have executed a Swap Acknowledgement Agreement.
          1.46 “Hedging Balance” shall mean with respect to any Hedging Agreements as of any date of determination, an amount equal to (a) the aggregate amount owing by the counterparties under the Hedging Agreements to the Borrower less (b) the aggregate amount owing by the Borrower to such counterparties under such Hedging Agreements plus (c) the aggregate amount, if any, of all cash, Cash Equivalents and investment securities pledged or deposited to secure the obligations of Borrower under such Hedging Agreements pursuant to Section 9.8(i) hereof.
          1.47 “Information Certificate” shall mean the Information Certificate of Borrower constituting Exhibit B hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Administrative Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.
          1.48 “Intellectual Property” shall mean Borrower’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.
          1.49 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the Termination Date.
          1.50 “Interest Rate” shall mean, as to Prime Rate Loans, a rate equal to the Prime Rate and, as to Eurodollar Rate Loans, (x) in the event that the outstanding Loans are equal to or less than $100,000,000, a rate of one percent (1.00%) per annum in excess of the Adjusted Eurodollar Rate and (y) in the event that the outstanding Loans are greater than $100,000,000, for the portion of the Loans that are equal to $100,000,000, the rate referenced in clause (x) above, and for the portion of the Loans that exceed $100,000,000, a rate of one and one-quarter percent (1.25%) per annum in excess of the Adjusted Eurodollar Rate (in each case based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Administrative Agent of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of two (2%) percent per annum in excess of the rates otherwise provided in this definition (i) without notice, at any time an Event of Default exists pursuant to any of Sections 10.1(f), 10.1(g) and/or 10.1(h) and/or (ii) upon the written request of Required Lenders, and otherwise without notice, for the period from and after the date of the occurrence of any Event of Default, other than an Event of Default described in the immediately preceding clause (i), and for so long as such Event of Default is continuing as reasonably determined by Administrative Agent.

          1.51 “Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
          1.52 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Collateral Agent, by and among Collateral Agent, Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Collateral Agent, that it will comply with entitlement orders originated by Collateral Agent with respect to such investment property, or other instructions of Collateral Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Collateral Agent, in each case, without the further consent of Borrower and including such other terms and conditions as Collateral Agent may require.
          1.53 “Landlord Agreement” shall mean an agreement in writing from the owner and lessor of premises leased by Borrower (a) executed and delivered prior to the date hereof with respect to a location listed on Exhibit G hereto (each, an “Existing Landlord Agreement” and collectively, the “Existing Landlord Agreements”), (b) if executed and delivered following the Closing Date, (i) substantially in the form attached as Exhibit H hereto, or as otherwise approved as satisfactory by Collateral Agent or (ii) in the form of an Existing Landlord Agreement provided that the lessor executing such Landlord Agreement is the same entity (or successor or assign) that executed such Existing Landlord Agreement and the property subject to such Landlord Agreement is of reasonably similar size to, or smaller than, the premises which is the subject of such Existing Landlord Agreement, or (c) otherwise in form and substance reasonably satisfactory to Collateral Agent (it being understood and agreed that if Borrower does not receive from the Collateral Agent a written response listing objections to the proposed form of landlord waiver within thirty (30) days of the delivery by the Borrower of a proposed form of a landlord agreement to the Collateral Agent, Borrower shall be deemed to have satisfied all of the requirements of delivering a Landlord Agreement, set forth in the definition of the term “Eligible Inventory” herein, and the Collateral Agent shall have been deemed to have received a Landlord Agreement for all purposes of that definition, when Borrower delivers such a proposed form of the landlord agreement duly authorized, executed and delivered by the owner and lessor of leased premises, whether or not Collateral Agent executes and delivers the same).
          1.54 “LC Application” shall mean, with respect to any request for the issuance of a Letter of Credit Accommodation, a letter of credit application in the form being used by the LC Issuer at the time of such request for the type of letter of credit being requested.
          1.55 “LC Issuer” shall mean LaSalle, in its capacity as the issuer of Letter of Credit Accommodations under the 2005 Loan Agreement or hereunder or any Affiliate of LaSalle that may from time to time issue Letter of Credit Accommodations, and their successors and assigns in such capacity.

          1.56 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.6 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.
          1.57 “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Administrative Agent, any Lender or any Affiliate of Lender for the account of Borrower or any Obligor or (b) with respect to which Administrative Agent, any Lender or any Affiliate of Lender has agreed to indemnify the LC Issuer or guaranteed to the LC Issuer the performance by Borrower of its obligations to such LC Issuer, in each case in accordance with the terms of this Agreement: sometimes being referred to herein individually as a “Letter of Credit Accommodation”.
          1.58 “Loans” shall mean the Revolving Loans and the Swing Line Loans.
          1.59 “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of Borrower, (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interest or liens of Collateral Agent on a material portion of the Collateral or any other material property which is security for the Obligations; (d) a material portion of the Collateral or any other material property which is security for the Obligations, or the value of a material portion of the Collateral or such other material property, or (e) the ability of Borrower to repay the Obligations or of Borrower or any Obligor to perform its obligations under this Agreement or any of the other Financing Agreements.
          1.60 “Margin Stock” shall mean any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.
          1.61 “Master Letter of Credit Agreement” shall mean that certain Master Letter of Credit Agreement, dated as of the date hereof, between Borrower and LaSalle, as the same may be amended, supplemented or otherwise modified from time to time.
          1.62 “Maximum Credit” shall mean, as of any date of determination, the aggregate amount of the Commitments of all Lenders on such date of determination.
          1.63 “Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP, provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower or a wholly-owned Subsidiary of such person; (b) the effect of any change in accounting principles adopted by such Person or its subsidiaries after the date hereof shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain (but not loss), together with any related Provision of Taxes for such gain (but not loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.
          1.64 “Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent acceptable appraisal of Inventory received by Collateral Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to such appraisal.
          1.65 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description (except those described in clause (b) of this definition) owing by Borrower to any Agent or any Lender and/or their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by any Agent or any Lender and (b) for purposes only of Section 5.1 hereof and subject to priority and right of payment under Section 6.4(a) hereof, any and all obligations, liabilities and indebtedness of any kind, nature and description owing by Borrower arising under or in connection with Hedging Agreements; provided, that, (i) in no event shall the amount of such obligations, liabilities and indebtedness secured by the Collateral pursuant hereto or any of the other Financing Agreements at any time exceed the amount of the Hedging Balance (to the extent below $0) with respect thereto as in effect at such time and (ii) Administrative Agent or Collateral Agent shall have entered into an agreement substantially in the form of Exhibit C hereto with the counterparty to such Hedging Agreement, as acknowledged and agreed to by Borrower (the “Swap Acknowledgment Agreement”).
          1.66 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

          1.67 “OFAC” shall mean the Office of Foreign Assets Control.
          1.68 “Other Hedging Agreements” shall mean any and all transactions, agreements or documents now existing or hereafter entered into with a Person other than a Lender or an Affiliate of a Lender subject to Section 9.9(g)(B) hereof which (a) provides for an interest rate swap, cap, floor or collar or similar transaction for the purpose of hedging Borrower’s exposure to fluctuations in interest rates in respect of the Obligations, (b) are not entered into for speculative purposes, (c) are with a financial institution having combined capital and surplus and undivided profits of not less than $250,000,000, and (d) are unsecured.
          1.69 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provision of Section 13.6 of this Agreement governing participations and its successors and assigns.
          1.70 “Payment Account” shall have the meaning set forth in Section 6.3 hereof.
          1.71 “Permits” shall have the meaning set forth in Section 8.7 hereto.
          1.72 “Permitted Holders” shall mean the persons listed on Exhibit C to the Information Certificate, and their respective successors and assigns and any Strategic Purchaser.
          1.73 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
          1.74 “Prime Rate” shall mean, for any day, the greater of (i) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time and (ii) the Federal Funds Rate plus one-half of one percent (0.50%) per annum. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.
          1.75 “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.
          1.76 “Pro Rata Share” shall mean with respect to all matters relating to any Lender, (a) with respect to all Loans and Letter of Credit Accommodations prior to the date on which the Commitments have been terminated, the percentage obtained by dividing (i) the Commitments of that Lender (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the Commitments of all Lenders, and (b) with respect to all Loans and Letter of Credit Accommodations on and after the date on which the Commitments have been terminated, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans and Letter of Credit Accommodations held by that Lender (after settlement and repayment of all

Swing Line Loans by the Lenders), by (ii) the outstanding principal balance of the Loans and Letter of Credit Accommodations held by all Lenders.
          1.77 “Provision for Taxes” shall mean, with respect to a fiscal year of any Person and its Subsidiaries, an amount equal to all taxes imposed on or measured by net income, whether Federal, State or local, and whether foreign or domestic, that are paid or payable by such Person and its Subsidiaries in respect of such fiscal year on a consolidated basis in accordance with GAAP.
          1.78 “Qualified Public Offering” shall mean (i) any initial bona fide, firm underwritten offering by Borrower of shares of its Capital Stock consisting of common stock to the public pursuant to an effective registration statement under the Securities Act, as then in effect, or any comparable statement under any similar federal statute then in force; (ii) an acquisition of shares of the Borrower in one or a series of related transactions by a Strategic Purchaser, in each case, as long as the aggregate cash proceeds received by the Borrower for the shares sold in such offering or acquisition, as the case may, is at least $15,000,000; or (iii) any subsequent public offering by Borrower of its Capital Stock.
          1.79 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any employee benefit plan and any other amounts payable to Borrower from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary).
          1.80 “Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).
          1.81 “Refunded Swing Line Loan” shall have the meaning set forth in Section 2.5(c) hereof.
          1.82 “Register” shall have the meaning set forth in Section 13.6(b) hereof.

          1.83 “Required Lenders” shall mean Lenders having (i) more than 50% of the Commitments of all Lenders or (ii) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of all Loans and Letter of Credit Accommodations; provided, however, that in the event that there are three (3) or fewer Lenders party hereto, Required Lenders must consist of at least two (2) Lenders.
          1.84 “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Administrative Agent to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) pursuant to Section 2.1 hereof.
          1.85 “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/ sanctions/index.html, or as otherwise published from time to time.
          1.86 “Sanctioned Person” means (a) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          1.87 “Seasonal Advance Period” shall mean the period from and including September 1 of each year to and including January 31 of the immediately following year.
          1.88 “Securities Act” shall mean the Securities Act of 1933, as the same now exists or may hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
          1.89 “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
          1.90 “Special Agent Advances” shall have the meaning set forth in Section 12.11.
          1.91 “Standard Advance Period” shall mean the period from and including February 1 of each year to and including August 31 of such year.
          1.92 “Stated Amount” shall mean (i) in the case of termination of the Agreement, the Maximum Credit on such date of determination and (ii) in the case of a Commitment reduction pursuant to Section 2.4(b), the amount of such Commitment reduction.
          1.93 “Store Bank Accounts” shall have the meaning set forth in Section 6.3(a) hereof.

          1.94 “Strategic Purchaser” shall mean a Person (i) which has its shares listed on the American Stock Exchange or the New York Stock Exchange or quoted on the NASDAQ Global Select Markets, (ii) which has a short term unsecured debt ratings currently assigned to them of A-1 or better by Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc. (or in the absence thereof, the equivalent long term unsecured senior debt ratings) and (iii) which either (A) owns, operates or manages a business similar to the Existing Business or (B) owns, operates or manages a retail business, or is a supplier to the Existing Business, and has made its investment in the share of the Borrower as a part of the strategy to enter the Existing Business through the Borrower or develop or strategically integrate the Existing Business in conjunction with its own existing business. As used herein, “Existing Business” shall mean the business of providing hairdressing, beauty salon and other spa services and selling perfume, fragrances, cosmetics, salon products, beauty aids and related goods and services at retail (including sales of such goods over the World Wide Web/Internet), or any combination of any of the foregoing.
          1.95 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
          1.96 “Swap Acknowledgment Agreement” shall have the meaning set forth in the definition of “Obligations”.
          1.97 “Swing Line Availability” shall mean, as of any date of determination, the lesser of (a) the Swing Line Commitment Amount on such date and (b) Excess Availability on such date.
          1.98 “Swing Line Commitment Amount” means $10,000,000, or if less, the Maximum Credit on such date, which commitment constitutes a subfacility of the Commitment of the Swing Line Lender.
          1.99 “Swing Line Lender” shall mean LaSalle.
          1.100 “Swing Line Loan” shall have the meaning set forth in Section 2.5(a) hereof.
          1.101 “Termination Date” shall the meaning set forth in Section 13.1 hereof.
          1.102 “UCC” shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine).

          1.103 “Value” shall mean, as determined by Collateral Agent in good faith, with respect to Inventory, the lower of (a) Cost or (b) market value.
          1.104 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.
SECTION 2. CREDIT FACILITIES
          2.1. Revolving Loans.
          (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to (i) during the Standard Advance Period, the lesser of (A) eighty percent (80%) of the Value of Eligible Inventory and (B) ninety percent (90%) of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory or (ii) during the Seasonal Advance Period, the lesser of (A) eighty-five percent (85%) of the Value of Eligible Inventory and (B) ninety percent (90%) of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory less, in each case in clauses (i) and (ii) above, the amount of any Availability Reserves.
          (b) Collateral Agent may from time to time, and in each case upon not less than ten (10) days prior notice to Borrower, subject to the prior written approval of Administrative Agent, reduce the lending formula with respect to Eligible Inventory to the extent that Collateral Agent determines that: (i) the number of days of the turnover of the Inventory for any period has changed in any material respect or (ii) the nature, quality or mix of the Inventory has deteriorated in any material respect. In determining whether to reduce the lending formula(s), Collateral Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Inventory or in establishing Availability Reserves. To the extent Collateral Agent shall have established an Availability Reserve which is sufficient to address any event, condition or matter in a manner satisfactory to Collateral Agent in good faith, Collateral Agent shall not exercise its rights under this Section 2.1(b) to reduce the lending formulas, to address such event, condition or matter. The amount of any reduction in the lending formula by Collateral Agent pursuant to this Section 2.1(b) shall have a reasonable relationship to the matter which is the basis for such a reduction.
          (c) Except in Administrative Agent’s discretion, with the consent of all Lenders, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Agents or

Lenders in that circumstance or on any future occasions and Borrower shall, upon demand by Administrative Agent, which may be made at any time or from time to time, immediately repay to Administrative Agent the entire amount of any such excess(es) for which payment is demanded.
          (d) Borrower may, at its option any time before the Termination Date, seek to increase the Maximum Credit by up to an aggregate amount not exceeding $50,000,000 (resulting in a Maximum Credit of up to $200,000,000) upon written notice to Administrative Agent (which shall promptly distribute such notice to each Lender), which notice shall specify the amount of any such incremental increase (which shall not be less than $10,000,000) sought by the Borrower and shall be delivered at a time when no Default or Event of Default has occurred and is continuing. Each Lender shall have the right, but no obligation, to accept to commit to up to a ratable portion of the incremental increase in the Maximum Credit, provided that no later than fourteen (14) days after receipt of such notice, each Lender shall advise Administrative Agent and Borrower whether such Lender intends to participate in the incremental increase in the Maximum Credit and the amount of such Lender’s commitment (the “First Offer Requirement”). Any Lender that has not responded within such period shall be deemed to have declined to participate in the requested incremental increase in the Maximum Credit. After satisfying the First Offer Requirement and if the Lenders do not consent to commit to the full amount of the requested incremental increase in the Maximum Credit, Administrative Agent, subject to the consent of Borrower (which shall not be unreasonably withheld), shall allocate within seven (7) days of the satisfaction of the First Offer Requirement the uncommitted portion of the requested incremental increase in the Maximum Credit (which may be declined by any Lender in its sole discretion) on a non pro-rata basis to one or more Lenders which have not declined participation therein and shall provide a written offer to one or more such Lenders to participate up to such allocated amount. Each Lender who has received such offer shall have the right, but no obligation, to accept to commit to up to the offered non-ratable portion of the requested incremental increase in the Maximum Credit, provided that no later than seven (7) days after receipt of such notice, each such Lender shall advise Administrative Agent and Borrower whether such Lender intends to so participate and the amount of its commitment (the “Second Offer Requirement”). Any Lender that has not responded within such period shall be deemed to have declined to participate in the offered allocated amount of the requested incremental increase in the Maximum Credit pursuant to the Second Offer Requirement. After satisfying the Second Offer Requirement and if the Lenders do not consent to commit to the full amount of the requested increase in the Maximum Credit, Administrative Agent, subject to the consent of Borrower (which shall not be unreasonably withheld), shall allocate within seven (7) days of the satisfaction of the Second Offer Requirement the uncommitted portion of the incremental increase Maximum Credit and shall provide a written offer to any other banks or entities reasonably acceptable to Administrative Agent and Borrower which have expressed a desire to accept the increase in the Maximum Credit and thereby become a Lender hereunder to participate up to such allocated amount, provided that no later than seven (7) days after receipt of such notice, each such bank or entity shall advise the Administrative Agent and the Borrower whether it intends to so participate in the increase in the Maximum Credit and the amount of its commitment. Any bank or entity that has not responded within such period shall be deemed to have declined to participate in the requested incremental increase in the Maximum Credit. If Maximum Credit is increased in accordance with this Section 2.1(d), Administrative Agent and Borrower shall determine the effective date and the final allocation of such increase, and

Administrative Agent shall promptly notify each of the Lenders and any other banks or entities of such increase, the allocations of such increase and the effective date thereof. No increase in the Maximum Credit shall become effective until each of the existing or new Lenders extending such incremental Commitment and Borrower shall have delivered to Administrative Agent a document in form and substance reasonably satisfactory to Administrative Agent (the approval of which shall not be unreasonably withheld or delayed) pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, and Borrower accepts such new Commitments. After giving effect to such increase in the Maximum Credit, all Loans and all such other credit exposure shall be held ratably by the Lenders in proportion to their respective Commitments, as revised to reflect the increase in the Maximum Credit. Upon any increase in the Maximum Credit pursuant to this Section 2.1(d), Borrower shall pay Administrative Agent, for the ratable benefit of only the Lenders (including any new Lender) whose Revolving Commitments are increased, an upfront fee in an amount mutually agreed to among Borrower and the Lenders whose Commitments are increased. Administrative Agent shall use its commercially reasonable efforts to arrange any requested increase in the Maximum Credit sought by Borrower pursuant to this Section 2.1(d), but shall have no obligation to consummate any such increase. Borrower hereby agrees to cooperate with Administrative Agent in such efforts.
          2.2. Letter of Credit Accommodations.
          (a) Borrower shall execute and deliver to the LC Issuer the Master Letter of Credit Agreement. Borrower shall give notice to Administrative Agent and the LC Issuer of the proposed issuance of each Letter of Credit Accommodation on a Business Day which is at least three (3) Business Days (or such lesser number of days as Administrative Agent and the LC Issuer shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit Accommodation Each such notice shall be accompanied by an LC Application, duly executed by Borrower and in all respects satisfactory to Administrative Agent and the LC Issuer, together with such other documentation as Administrative Agent or the LC Issuer may request in support thereof, it being understood that each LC Application shall specify, among other things, the date on which the proposed Letter of Credit Accommodation is to be issued, the expiration date of such Letter of Credit Accommodation (which shall not be later than the Termination Date (unless such Letter of Credit Accommodation is cash collateralized pursuant to Section 10.2(b)) and whether such Letter of Credit Accommodation is to be transferable in whole or in part. Any Letter of Credit Accommodation outstanding after the Termination Date which is cash collateralized for the benefit of the LC Issuer shall be the sole responsibility of the LC Issuer. So long as the LC Issuer has not received written notice that the conditions precedent set forth in Section 4 with respect to the issuance of such Letter of Credit Accommodation have not been satisfied, the LC Issuer shall issue such Letter of Credit Accommodation and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any application for a Letter of Credit Accommodation and the terms of this Agreement, the terms of this Agreement shall control.

          (b) The LC Issuer hereby agrees, upon request of Administrative Agent or any Lender, to deliver to Administrative Agent or such Lender a list of all outstanding Letter of Credit Accommodations issued by the LC Issuer, together with such information related thereto as Administrative Agent or such Lender may reasonably request.
          (c) The LC Issuer shall notify Borrower and Administrative Agent whenever any demand for payment is made under any Letter of Credit Accommodation by the beneficiary thereunder; provided that the failure of the LC Issuer to so notify Borrower or Administrative Agent shall not affect the rights of the LC Issuer or the Lenders in any manner whatsoever. Borrower hereby unconditionally and irrevocably agrees to reimburse the LC Issuer for each payment or disbursement made by the LC Issuer under any Letter of Credit Accommodation honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. If Borrower does not pay any reimbursement obligation when due, Borrower shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Prime Rate Loan in a principal amount equal to such reimbursement obligations (such Revolving Loan shall be referred to herein as an “LC Reimbursement Loan”). Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 4, Section 6.5 or otherwise such Lender shall make available to Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by Administrative Agent to the LC Issuer for the account of Borrower in satisfaction of such reimbursement obligations.
          (d) Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit Accommodation, this Agreement or any other Financing Agreement, (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit Accommodation, any transferee of any Letter of Credit Accommodation (or any Person for whom any such transferee may be acting), Administrative Agent, the LC Issuer, any Lender or any other Person, whether in connection with any Letter of Credit Accommodation, this Agreement, any other Financing Agreement, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any Letter of Credit Accommodation), (iii) the validity, sufficiency or genuineness of any document which the LC Issuer has determined complies on its face with the terms of the applicable Letter of Credit Accommodation, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender (excluding any Lender in its capacity as the LC Issuer) under or in connection with any Letter of Credit Accommodation or any related matters shall result in any liability of the Administrative Agent or any Lender to Borrower, or relieve Borrower of any of its obligations hereunder to any such Person.
          (e) Concurrently with the issuance of each Letter of Credit Accommodation, the LC Issuer shall be deemed to have sold and transferred to each Lender with a Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit Accommodation and Borrower’s reimbursement obligations with respect thereto. If the LC Issuer makes any payment or disbursement under any Letter of Credit Accommodation and (a) (x) Borrower has not reimbursed the LC Issuer in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement and (y) an LC Reimbursement Loan may not be made in accordance with Section 2.1 or (b) any reimbursement received by the LC Issuer from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrower or otherwise, each other Lender shall be obligated to pay to Administrative Agent for the account of the LC Issuer, in full or partial payment of the purchase price of its participation in such Letter of Credit Accommodation, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of Borrower under Section 2.2 (c) and (d)), and, upon notice from the LC Issuer, Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to Administrative Agent in immediately available funds for the LC Issuer’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after 12:00 noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the LC Issuer’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Prime Rate from time to time in effect. Any Lender’s failure to make available to Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
          (f) Except as otherwise provided in Sections 2.5 and 2.2(e), no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any Eurodollar Rate Loan, and the LC Issuer shall not have any obligation to issue any Letter of Credit Accommodation, if a Default or Event of Default exists.
          (g) In addition to any charges, fees or expenses charged by any bank or LC Issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Administrative Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to 1.125% per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Administrative Agent for the ratable benefit of Lenders, such letter of credit fee, at Administrative Agent’s option, without notice, at a rate equal to two percent (2%) per annum in excess of the rate otherwise provided in this Section 2.2(h) on such daily outstanding balance (i) without notice, at any time an Event of Default pursuant to any of Sections 10.1(f), 10.1(g) and/or 10.1(h) and/or (ii) upon the written request of Required Lenders, and otherwise without notice, for the period from and after the date of the occurrence of any Event of Default, other than an Event of Default described in the immediately preceding clause (i), and for so long as such Event of Default is continuing as determined by Administrative Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.
          (h) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.1(a) above multiplied by the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Collateral Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower’s locations for Eligible Inventory and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Administrative Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(i)(i) or Section 2.2(i)(ii).
          (i) Except in Administrative Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by either Agent or any Lender in connection therewith shall not at any time exceed $10,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Administrative Agent’s request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the LC Issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Administrative Agent for the Letter of Credit Accommodations, and in either case, the Loans otherwise available to Borrower shall not be reduced as provided in Section to 2.2(i) the extent of such cash collateral.
          (j) Borrower shall indemnify and hold Agents and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which either Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any LC Issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agents and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any LC Issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of either Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(k) shall survive the payment of Obligations and the termination of this Agreement.

          (k) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of either Agent or any Lender in any manner. Agents and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an LC Issuer other than either Agent or any Lender unless Administrative Agent has duly executed and delivered to such LC Issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Administrative Agent, or any other LC Issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. At any time an Event of Default exists or has occurred and is continuing, Administrative Agent shall have the sole and exclusive right and authority to, and Borrower shall not: (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral; provided, that, Borrower shall not, at any time prior to an Event of Default, take any of the actions specified in clauses (iv) and (v) above except after prior written notice to Administrative Agent and with the prior written consent of Administrative Agent, if Administrative Agent shall determine in good faith that any such action shall increase the risk of Agents or Lenders with respect to such Letter of Credit Accommodations. Administrative Agent may take such actions either in its own name or in Borrower’s name.
          (l) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any LC Issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any LC Issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Administrative Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Administrative Agent to any LC Issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Administrative Agent in favor of any LC Issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Administrative Agent for the ratable benefit of Lenders and to apply in all respects to Borrower.
          2.3. Availability Reserves.
          Without limiting any other rights and remedies of Agents or Lenders hereunder or under the other Financing Agreements, all Loans and Letter of Credit Accommodations otherwise available to Borrower shall be subject to the right of Collateral Agent from time to time, in each case subject to the prior written approval of Administrative Agent, to establish and revise in good faith reserves reducing the amount of Loans and Letter of Credit Accommodations that would otherwise be available to Borrower (“Availability Reserves”): (a) to reflect events, conditions or contingencies that, as determined by Collateral Agent in good faith, adversely affect or have a reasonable likelihood of adversely affecting either (i) the Collateral or any other property which is security for the Obligations, its value or the amount which may be realized by Collateral Agent from the sale or other disposition thereof, or (ii) the assets or financial condition of Borrower or any Obligor, or (iii) the security interests and other rights of Collateral Agent in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect either Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agents is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts which either Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default, or (d) to reflect inventory shrinkage (as reflected on the most recent financial statements delivered pursuant to Section 9.6(a)(i)), or (e) to reflect the aggregate amount of deposits, if any, received by Borrower from its retail customers in respect of unfilled orders, or (f) to reflect amounts due or to become due in respect of sales, use and/or withholding taxes, provided, that, an Availability Reserve pursuant to this Section 2.3(f) will only be established if (i) Excess Availability (without giving effect to any reserve for such amounts) shall be less than $1,000,000, or (ii) an Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, or (g) to reflect any rental payments, service charges or other amounts due to lessors of real or personal property (other than amounts due to lessors who have executed and delivered Landlord Agreements) to the extent Inventory or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral, or (h) to reflect net amounts owing by Borrower to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements. To the extent Collateral Agent may revise the lending formula set forth in Section 2.1 hereof or establish new criteria or revise existing criteria for Eligible Inventory so as to address any circumstance, condition, event or contingency in a manner satisfactory to Collateral Agent, Collateral Agent shall not establish an Availability Reserve for the same purpose. The amount of any Availability Reserve established by Collateral Agent shall have a reasonable relationship to the event, condition or other matter which, is the basis for such reserve as determined by Collateral Agent in good faith.
          2.4. Commitments.
          (a) The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitments, as the same may from time to time be amended in accordance with the provisions hereof.
          (b) Borrower may at any time upon at least five (5) days’ prior written notice to the Administrative Agent permanently reduce the Commitments hereunder; provided that (A) prior to a Qualified Public Offering, and in the event that the Commitments have been increased pursuant to Section 2.1(d) prior to such reduction, no more than three (3) Lenders are party to the Agreement at the time of such reduction, (B) the Commitments may not be reduced to less than fifty percent (50%) of the Maximum Credit in effect immediately prior to such reduction, (C) any such reduction shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount, and (D) such reduction must be accompanied by payment of an early termination fee in respect of the amount of the Commitments reduced as required by Section 13.1(c), if any, plus the payment of any funding breakage costs in accordance with Section 3.1(c).

          2.5. Swing Line Facility.
          (a) The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing (as defined in Section 6.5) that requests a Swing Line Loan. Subject to the terms and conditions hereof, upon the Borrower’s request for a Swing Line Loan as set forth in the applicable Notice of Borrowing, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Loans outstanding and all outstanding Swing Line Loans may exceed the Swing Line Lender’s Pro Rata Share of the Commitment. The provisions of this Section 2.5 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, the Borrower may from time to time borrow, repay and reborrow under this Section 2.5. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Borrower to the Administrative Agent in accordance with Section 6.5(a). Any such notice must be given no later than 2:00 P.M., Chicago time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 4.2, be entitled to fund that Swing Line Loan, and to have the Lenders make Revolving Loans in accordance with Section 2.5(c) or purchase participating interests therein in accordance with Section 2.5(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Prime Rate Loan. The Borrower shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.
          (b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.
          (c) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Commitment (including the Swing Line Lender) to make a Revolving Loan to the Borrower (which shall be a Prime Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in any of Sections 10.1(f), 10.1(g) or 10.1(h) has occurred (in which event the procedures of Section 2.5(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 noon, Chicago time, on such date, which shall be a Business Day). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.
          (d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.5(c), one of the events described in any of Sections 10.1(f), 10.1(g) or 10.1(h) has occurred, then, subject to the provisions of Section 2.5(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
          (e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.5(c) and to purchase participation interests in accordance with Section 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.5(c) or 2.5(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Prime Rate from time to time in effect.
SECTION 3. INTEREST AND FEES
          3.1. Interest.
          (a) Borrower shall pay to Administrative Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.
          (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Prime

Rate Loans, 12:00 noon, Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of Eurodollar Rate Loans, 12:00 noon, Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case: (A) the proposed date of conversion or continuation, (B) the aggregate amount of Loans to be converted or continued, (C) the type of Loans resulting from the proposed conversion or continuation, and (D) in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Administrative Agent of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Administrative Agent and specified by Administrative Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than ten (10) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $2,000,000 or an integral multiple of $100,000 in excess thereof and (vi) Administrative Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Administrative Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agents and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agents and Lenders had purchased such deposits to fund the Eurodollar Rate Loans. Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation pursuant to this Section 3.1(b) or, if no timely notice is provided by the Borrower, of the details of any automatic conversion.
          (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Administrative Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Administrative Agent’s option, upon notice by Administrative Agent to Borrower, convert to Prime Rate Loans in the event that (i) a Default or an Event of Default shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Administrative Agent, for the benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender, the Administrative Agent or any Participant for any loss (other than the loss of anticipated profits), cost or expense reasonably incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

          (d) Interest accruing in respect of Prime Rate Loans shall be payable by Borrower to Administrative Agent, for the benefit of Lenders, quarterly in arrears not later than the last day of each calendar quarter and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest accruing in respect of Eurodollar Rate Loans shall be payable on the last day of each applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest shall be payable on the last day of each three (3) month interval commencing with the first day of such Interest Period. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agents and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.
          3.2. Other Fees.
          (a) Borrower shall pay to Administrative Agent, for the account of Lenders, monthly as billed, an unused line fee at a rate equal to 0.1875% per annum calculated upon the amount by which the Maximum Credit (or in the event that the Maximum Credit has changed during a measuring period, the average daily Maximum Credit during such period) exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding calendar quarter (or part thereof), which fee shall be payable on the last day of each calendar quarter in arrears.
          (b) Borrower agrees to pay to Administrative Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.
          3.3. Changes in Laws and Increased Costs of Loans.
          (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans of any Lender shall, upon notice by Administrative Agent to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for such Lender to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to such Lender of making or maintaining any Eurodollar Rate Loans by an amount deemed by Administrative Agent to be material, or (C) reduce the amounts received or receivable by such Lender in respect thereof, by an amount deemed by Administrative Agent to be material or (ii) the cost to such Lender of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Administrative Agent to be material. Borrower shall pay to Administrative Agent, for the ratable benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Administrative Agent or the applicable Lender setting forth the basis for the determination of such amount necessary to compensate such Lender as aforesaid shall be delivered to Borrower and shall be presumptive evidence of such amount.
          (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by either Agent or any Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Administrative Agent, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or any Participant for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof. A certificate of Administrative Agent or the applicable Lender setting forth the basis for the determination of such amount necessary to compensate such Lender shall be delivered to Borrower and shall be presumptive evidence of such amount.
          (c) If any Lender delivers notice pursuant to Sections 3.3(a) and 3.3(b) above in which such Lender asserts a claim for compensation which claim is not being asserted by the other Lenders, Borrower may require within 90 days of receiving such notice, at its expense, that such Lender assign, at par, without recourse (in accordance with Section 13.6(a) hereof) all of its interests, rights and obligations hereunder and under the other Financing Agreements (including all of its Commitments and the Loans at the time owing to it and any participations in Loans held by it) to an Eligible Transferee proposed by Borrower (a “Substitute Lender”), provided, that (i) no Event of Default shall exist at the time of such assignment, (ii) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (iii) Borrower shall have received the written consent of Administrative Agent to such assignment (which consent shall not be unreasonably withheld or delayed) and (iv) Borrower shall have paid to the assigning Lender all monies accrued and owing hereunder to it (including pursuant to Sections 3.3(a) and 3.3(b) above.
          (d) Promptly after any Lender becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to Sections 3.3(a) and 3.3(b) above, such Lender shall notify the Borrower thereof. Each Lender will use reasonable efforts to designate a lending office (or a different lending office), so long as such designation is not adverse to such Lender in such Lender’s sole judgment, if such designation would avoid the need to, or reduce the amount which would be required to, compensate such Lender for any additional costs incurred or reductions suffered. Failure on the part of any Lender to so notify Borrower or to demand compensation for any increased costs in amounts received or receivable with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period.

SECTION 4. CONDITIONS PRECEDENT
          4.1. Conditions Precedent to Initial Loans and Letter of Credit Accommodations.
          Each of the following is a condition precedent to Agents and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:
          (a) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Administrative Agent may have requested in connection therewith, such documents where requested by Administrative Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of Borrower as is set forth herein and such document as shall set forth the organizational identification number of Borrower, if one is issued in its jurisdiction of incorporation);
          (b) Agents shall have received evidence, in form and substance satisfactory to Agents, that Collateral Agent continues to have a valid perfected first priority security interest in all of the Collateral; and any other property which is intended to be security for the Obligation or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreement;
          (c) Agents shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation of Borrower and the jurisdiction of the chief executive office of Borrower, which search results shall be in form and substance satisfactory to Agents;
          (d) Agents shall have received, in form and substance satisfactory to Agents, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Agents may reasonably request;
          (e) Administrative Agent shall have received evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all reasonable legal expenses and reasonable attorneys’ fees incurred by the Agents, plus such additional amounts as shall constitute the Agents’ reasonable estimate of reasonable legal expenses and reasonable attorneys’ fees incurred or to be incurred by the Agents through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and the Agents);
          (f) Administrative Agent shall have received evidence of the existence of insurance required to be maintained pursuant to Section 9.5, together with evidence that the Collateral Agent continues to be named as a lender’s loss payee under Borrower’s property insurance policy and each Agent has been named as an additional insured under Borrower’s liability insurance policy;

          (g) the other Financing Agreements and all instruments and documents hereunder and thereunder required by Administrative Agent shall have been duly executed and delivered to Administrative Agent, in form and substance satisfactory to Administrative Agent, including, without limitation, the agreements, instruments and documents set forth on the closing checklist attached as Exhibit E hereto.
          4.2. Conditions Precedent to All Loans and Letter of Credit Accommodations.
          Each of the following is an additional condition precedent to Agents and Lenders making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:
          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);
          (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a material adverse effect on the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements or of either Agent or any Lender to enforce any Obligations or realize upon any of the Collateral; and
          (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.
SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST
          5.1. Grant of Security Interest.
          To secure payment and performance of all Obligations, Borrower hereby grants to Collateral Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Collateral Agent, for itself and the ratable benefit of Lenders, as security, all personal and real property and fixtures and interests in property and fixtures of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by either Agent or any Lender, collectively, the “Collateral”), including:

          (a) all Accounts;
          (b) all general intangibles, including, without limitation, all Intellectual Property;
          (c) all goods, including, without limitation, Inventory and Equipment;
          (d) all chattel paper (including all tangible and electronic chattel paper);
          (e) all instruments (including all promissory notes);
          (f) all documents;
          (g) all deposit accounts;
          (h) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
          (i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to either Agent, any Lender or their Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
          (k) all commercial tort claims, including, without limitation, those identified in the Information Certificate;
          (l) to the extent not otherwise described above, all Receivables;
          (m) all Records; and
          (n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

          5.2. Exception from Security Interest.
          (a) Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Collateral Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts).
          (b) Notwithstanding anything to the contrary contained in Section 5.1 above, the Collateral shall not include the trademark “Studio Gear” to the extent such trademark is licensed to Studio Gear Cosmetics, Inc. pursuant to the License and Distribution Agreement, dated May, 1996, between Borrower and Studio Gear Cosmetics, Inc.
          (c) Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include any Equipment which is, or at the time of Borrower’s acquisition thereof shall be, subject to a purchase money mortgage or other purchase money lien or security interest (including capitalized or finance leases) permitted under Section 9.8 hereof if: (a) the valid grant of a security interest or lien to Collateral Agent in such item of Equipment is prohibited by the terms of the agreement between Borrower and the holder of such purchase money mortgage or other purchase money lien or security interest or under applicable law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (b) the purchase money mortgage or other purchase money lien or security interest on such item of Equipment is or shall become valid and perfected.
          5.3. Perfection of Security Interest
          (a) Borrower irrevocably and unconditionally authorizes Collateral Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Collateral Agent or its designee as the secured party and Borrower as debtor, as Collateral Agent may require, and including any other information with respect to Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Collateral Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower hereby ratifies and approves all financing statements naming Collateral Agent or its designee as secured party and Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Collateral Agent prior to the date hereof and ratifies and confirms the authorization of Collateral Agent to file such financing statements (and amendments, if any). Borrower hereby authorizes Collateral Agent to adopt on behalf of Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Collateral Agent or its designee as the secured party and Borrower as debtor includes assets and properties of Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Collateral Agent or its designee as secured party and Borrower as debtor.
          (b) Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower shall promptly notify Collateral Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Collateral Agent, all tangible chattel paper and instruments that Borrower or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify, in each case except as Collateral Agent may otherwise agree. At Collateral Agent’s option, Borrower shall, or Collateral Agent may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Collateral Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Capital Finance Corporation (Central), as Collateral Agent, and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
          (c) In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower shall promptly notify Collateral Agent thereof in writing. Promptly upon Collateral Agent’s request, Borrower shall take, or cause to be taken, such actions as Collateral Agent may reasonably request to give Collateral Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
          (d) Borrower does not have any deposit accounts as of the date hereof, except as set forth on Schedule 6.3 to the Information Certificate. Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Collateral Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Collateral Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Collateral Agent, and (iii) on or before the opening of such deposit account, Borrower shall as Collateral Agent may specify either (A) deliver to Collateral Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Collateral Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Collateral Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, taxes, other obligations to third parties or other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.
          (e) Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.
     (i) In the event that Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower shall promptly endorse, assign and deliver the same to Collateral Agent, for itself and the ratable benefit of Lenders. accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify. If any securities, now or hereafter acquired by Borrower are uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Collateral Agent thereof and shall as Collateral Agent may specify, either (A) cause the issuer to agree to comply with instructions from Collateral Agent as to such securities, without further consent of Borrower or such nominee, or (B) arrange for Collateral Agent, for itself and the ratable benefit of Lenders, to become the registered owner of the securities.
     (ii) Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Collateral Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Collateral Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Collateral Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower shall as Collateral Agent may specify either

(1) execute and deliver, and cause to be executed and delivered to Collateral Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (2) arrange for Collateral Agent, for itself and for the ratable benefit of Lenders, to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Collateral Agent.
          (f) Borrower is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify Collateral Agent thereof in writing. Borrower shall immediately, as Collateral Agent may specify, either (i) deliver, or cause to be delivered to Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Collateral Agent, consenting to the assignment of the proceeds of the letter of credit to Collateral Agent, for itself and for the ratable benefit of Lenders, by Borrower and agreeing to make all payments thereon directly to Collateral Agent, for itself and for the ratable benefit of Lenders, or as Collateral Agent may otherwise direct or (ii) cause Collateral Agent, for itself and for the ratable benefit of Lenders, to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) Borrower has no commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall at any time after the date hereof assert any commercial tort claims in respect of which the expected net recovery exceeds $250,000, Borrower shall promptly notify Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) if requested by any Agent, include the express grant by Borrower to Collateral Agent, for itself and the ratable benefit of Lenders, of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Collateral Agent shall be deemed to constitute such grant to Collateral Agent, for itself and for the ratable benefit of Lenders. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Collateral Agent provided in Section 5.3(a) hereof or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Collateral Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower shall promptly upon Collateral Agent’s request, execute and deliver, or cause to be executed and delivered, to Collateral Agent such other agreements, documents and instruments as Collateral Agent may require in connection with such commercial tort claim.
          (h) Borrower does not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of Borrower permitted herein in the ordinary course of business of Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of the title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower shall promptly notify Collateral Agent thereof in writing. Promptly upon Collateral Agent’s request, Borrower shall deliver to Collateral Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower.
          (i) Borrower shall take any other actions reasonably requested by Collateral Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Collateral Agent to enforce, the security interest of Collateral Agent in any and all of the Collateral located in the United States, Canada or Puerto Rico, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s signature thereon is required therefor, (ii) causing Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States, Canada or Puerto Rico as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.
SECTION 6. COLLECTION AND ADMINISTRATION
          6.1. Borrower’s Loan Account.
          Administrative Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Administrative Agent’s customary practices as in effect from time to time. The Revolving Loans shall be evidenced by the loan accounts maintained by Administrative Agent; provided that if any Lender so requests, the Borrower will execute a promissory note in favor of such Lender further evidencing such Lender’s Commitment. Administrative Agent is authorized by all the parties hereto to make all revisions and modifications to Schedule I hereto at any time to reflect the then current Commitments of each Lender.
          6.2. Statements.
          Administrative Agent shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Administrative Agent for

Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Administrative Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Administrative Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date such statement has been mailed by Administrative Agent. Until such time as Administrative Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by Borrower.
          6.3. Collection of Accounts.
          (a) Borrower shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 6.3 to the Information Certificate and after prior written notice to Administrative Agent, and subject to Section 5.3(d), such other banks as Borrower may hereafter select as are acceptable to Administrative Agent. The banks set forth on Schedule 6.3 to the Information Certificate constitute all of the banks with whom Borrower has deposit account arrangements and merchant payment arrangements as of the date hereof and such Schedule identifies each of the deposit accounts at such banks to a retail store location of Borrower or otherwise describes the nature of the use of such deposit account by Borrower.
          (i) Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of store receipts, from each retail store location of Borrower on each Business Day into the deposit accounts of Borrower used solely for such purpose and identified to each retail store location as set forth on Schedule 6.3 to the Information Certificate (together with any other deposit accounts at any time established or used by Borrower for receiving such store receipts from any retail store location, collectively, the “Store Bank Accounts”) or as otherwise provided in Section 6.3(a)(iii) below. Borrower shall irrevocably authorize and direct, and shall use its best efforts to cause, all available funds deposited into the Store Bank Accounts to be sent by wire transfer or by transfer using the automated clearinghouse network (“ACH transfer”) on a daily basis, and all other proceeds of Collateral to be sent by wire transfer or by ACH transfer, to the Blocked Account as provided in Section 6.3(a)(ii) below (except nominal amounts which are required to be maintained in such Store Bank Accounts under the terms of Borrower’s arrangements with the bank at which such Store Bank Accounts are maintained as in effect on the date hereof, not to exceed $250,000 in the aggregate in all such deposit accounts at any time). Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Administrative Agent, each of the banks into which proceeds from sales of Inventory from each retail store location of Borrower are at any time deposited as provided above to send all available funds deposited in such account (other than the nominal amounts referred to above) by wire transfer or ACH transfer on a daily basis to the Blocked Account. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Administrative Agent. In the event any of such banks fails to send such funds to the Blocked Account as provided herein, Borrower shall pursue all of its rights and remedies as a result of such failure. Notwithstanding the foregoing, for those Store Bank Accounts that transfer funds daily by ACH transfer initiated by Borrower’s store management notifying a third party processor, Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Administrative Agent, the third party processor that establishes the routing and executes the ACH transfer to send funds only to the Blocked Accounts and to agree to do so at any time upon Administrative Agent’s request and Administrative Agent shall receive an agreement from such third party processor confirming its agreement to do so. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Administrative Agent.
          (ii) Borrower shall establish and maintain, at its expense, a deposit account with such bank as is acceptable to Administrative Agent (the “Blocked Account”) into which Borrower shall promptly either cause all amounts on deposit in the Store Bank Accounts to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all proceeds from sales of Inventory, all amounts payable to Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral. The banks at which the Blocked Account is established shall enter into an agreement, in form and substance satisfactory to Administrative Agent, providing that all items received or deposited in the Blocked Account are the property of Borrower subject to the lien and security interest of Collateral Agent, for the benefit of Agents and Lenders, that the depository bank has no lien upon, or right of setoff against, the Blocked Account, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, immediately available funds, on a daily basis, all funds received or deposited into the Blocked Account to such bank account of Administrative Agent as Administrative Agent may from time to time designate for such purpose (“Payment Account”). Borrower agrees that all amounts deposited in such Blocked Account or in the Store Bank Accounts or other funds received and collected by either Agent, whether as proceeds of inventory or other Collateral or otherwise shall be the property of Collateral Agent, for the benefit of Agents and Lenders.
          (iii) To the extent Borrower may elect, at Borrower’s option, to use the Armored Car Companies to pick up and collect cash or other proceeds of sales of Inventory from a retail store location, Borrower shall deliver to the Armored Car Companies all proceeds from sales of Inventory and other Collateral from such retail store location of Borrower. Borrower shall irrevocably authorize and direct the Armored Car Companies in writing, in form and substance reasonably satisfactory to Administrative Agent, to remit all such proceeds at any time received by the Armored Car Companies only to the deposit account identified on Schedule 6.3 to the Information Certificate for such purpose and thereafter to the

Blocked Accounts. Such authorization and direction to the Armored Car Companies shall not be rescinded, revoked or modified without the prior written consent of Administrative Agent unless Borrower shall cease to do business with such Armored Car Company, provided that upon any such termination the Armored Car Company shall not be released from its obligation to make payments for amounts previously delivered to such Armored Car Company. As of the date hereof, the only Armored Car Companies used by Borrower are those identified in Section 1.7 hereof. Borrower shall not use any other Armored Car Companies for any purpose unless the aforesaid arrangements are in place with such other Armored Car Company. Upon request of the Administrative Agent, Borrower will promptly either obtain and provide an agreement in writing from such other Armored Car Companies, in form and substance satisfactory to Administrative Agent, duly authorized, executed and delivered by such other Armored Car Company, or cease doing business with such Armored Car Company.
          (b) For purposes of calculating interest on the Obligations and the amount of Loans available to Borrower, payments or other funds received in the Payment Account shall be applied to the Obligations (conditional upon final collection) promptly and in accordance with its customary depository practice as such amounts become available.
          (c) Borrower and all of its subsidiaries, shareholders, directors, employees, agents or other Affiliates shall, acting as trustee for Collateral Agent, receive, as the property of Borrower subject to the lien and security interest of Collateral Agent, for the benefit of Agents and Lenders, any cash, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts and all forms of store receipts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative Agent. Borrower agrees to reimburse Administrative Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Administrative Agent’s payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Administrative Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.
          6.4. Payments.
          (a) All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Administrative Agent may designate from time to time. The Agents shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to any Agent, any Lender or their representatives from Borrower (other than in connection with any Hedging Agreements); second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Swing Line Loans; fourth, to pay principal due in respect of the Revolving Loans; fifth, to pay any other Obligations (other than in connection with any Hedging Agreements) then due and owing, in such order and manner as Administrative Agent determines; sixth, to pay any Obligations then due and owing relating to Hedging Agreements (including fees, indemnities, expenses and other amounts arising from any Hedging Agreements) on a pro rata basis and seventh, to the extent of any balance remaining, such balance shall be delivered to Borrower or as a court of competent jurisdiction may direct. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, no Agent shall apply any payments which it receives to any Eurodollar Rate Loans, except on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans and (ii) to the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights or use. Each payment on any of the Loans to or for the account of one or more Lender’s entitled to such payments pursuant to the this Section 6.4(a) shall be allocated among such Lenders based on their respective Pro Rata Shares of such Loans.
          (b) At Administrative Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Agents and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, any Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Agent or such Lender. Borrower shall be liable to pay to each Agent, and does hereby indemnify and hold Agents and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by any Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.
          (c) If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Rate Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
          6.5. Authorization to Make Loans.
          Agents and Lenders are authorized to make the Loans upon the receipt by Administrative Agent of a written notice (each such written notice, a “Notice of Borrowing”)

substantially in the form attached hereto as Exhibit F or telephonic notice (followed immediately by a Notice of Borrowing) of each proposed borrowing not later than (a) in the case of a Prime Rate borrowing, 12:00 noon, Chicago time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar Rate borrowing, 12:00 noon, Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar Rate borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 3:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 4 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Eurodollar Rate borrowing shall be in an aggregate amount of at least $2,000,000 and an integral multiple of at least $100,000. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.
          6.6. Use of Proceeds.
          All Loans made or Letter of Credit Accommodations provided to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof, including without limitation the payment of all costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
          6.7. Pro Rata Treatment.
          Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

          6.8. Sharing of Payments, Etc.
          (a) Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim either Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agents and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) If any Lender (including either Agent) shall obtain from Borrower or any Obligor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower or any Obligor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Administrative Agent, for the benefit of the applicable Lenders, the amount of such excess and simultaneously purchase from such other applicable Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders of the same category of Loans shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the applicable Lenders. To such end all applicable Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower or any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Administrative Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

          6.9. Settlement Procedures.
          Administrative Agent shall promptly remit to each Lender its share of all payments received in collected funds by Administrative Agent for the account of such Lender. All payments under Section 3.3 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.
SECTION 7. COLLATERAL REPORTING AND COLLATERAL COVENANTS
          7.1. Collateral Reporting.
          Borrower shall provide Collateral Agent with the following documents in a form satisfactory to Collateral Agent (a) on a monthly basis or more frequently as either Agent may reasonably request (i) inventory reports by category and location (with such details as to the mix of Inventory as either Agent may request), (ii) agings of accounts payable, and (iii) reports of sales for each category of Inventory; (b) upon reasonable request of either Agent (i) the stock status reports of Borrower, (ii) reports on sales and use tax payment and including monthly sales and use tax accruals, (iii) reports of amounts of consigned Inventory held by Borrower by category and consignor, (iv) reports of sales of Inventory indicating net sales, (v) reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) and identifying items of Inventory in transit to Borrower related to the applicable documentary letter of credit and/or bill of lading number, (vi) reports of the Cost of the Inventory (net of markdowns), (vii) reports on the status of all payments to owners and lessors of the leased retail store locations of Borrower and other leased premises of Borrower, (viii) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ix) copies of shipping and delivery documents, (x) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, (xi) reports by retail store location of sales and operating profits for each such retail store location and (xii) the monthly statements received by Borrower from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Collateral Agent to monitor the transactions pursuant to the Credit Card Agreements; and (c) such other reports as to the Collateral as Collateral Agent shall reasonably request from time to time. If any of Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Collateral Agent and to follow the instructions of Administrative Agent or, subject to the prior written approval of Administrative Agent, Collateral Agent with respect to further services at any time that an Event of Default exists or has occurred and is continuing.
          7.2. Accounts Covenants.
          (a) Borrower shall notify Administrative Agent promptly of the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any material disputes with any of such persons or any settlement, adjustment or compromise thereof and (ii) all material adverse information relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor. No material credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of Borrower’s business in accordance with the current practices of Borrower as in effect on the date hereof. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim offset, counterclaim or dispute with any account debtor, Credit Card Issuer, Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing, Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.
          (b) Borrower shall notify Administrative Agent promptly of (i) any notice of a material default by Borrower under any of the Credit Card Agreements or of any default which might result in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which might result in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to Borrower.
          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to either Agent or schedule thereof delivered to either Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Administrative Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported, to the extent required hereunder, to Administrative Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed to Administrative Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Administrative Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.
          (d) Collateral Agent may, with the consent of Administrative Agent, at any time or times that an Event of Default exists or has occurred, (i) notify any or all account debtors, Credit Card Issuers and Credit Card Processors that the Accounts have been assigned to Collateral Agent and that Collateral Agent has a security interest therein and Collateral Agent may direct any or all account debtors, Credit Card Issuers and Credit Card Processors to make payments of Accounts directly to Collateral Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Collateral

Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Collateral Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at either Agent’s request, all invoices and statements sent to any account debtor, Credit Card Issuer or Credit Card Processor shall state that the Accounts due from such account debtor, Credit Card Issuer or Credit Card Processor and such other obligations have been assigned to Collateral Agent and are payable directly and only to Collateral Agent and Borrower shall deliver to Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Collateral Agent may require.
          (e) Collateral Agent shall have the right at any time or times, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.
          (f) Borrower shall deliver or cause to be delivered to Collateral Agent, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower’s receipt thereof, except as Collateral Agent may otherwise agree.
          7.3. Inventory Covenants.
          With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory either through periodic cycle counts or wall-to-wall counts so that all Inventory is covered by such counts at least once each year, but at any time or times as any Agent may request on or after an Event of Default, and promptly following such physical inventory (whether pursuant to periodic cycle counts or otherwise) shall, to the extent requested, supply Collateral Agent with a report in the form and with such specificity as may be reasonably satisfactory to Collateral Agent concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Collateral Agent, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location or to return defective, returned or slow moving Inventory to the relevant distribution center or directly to the supplier for appropriate credit; (d) Borrower shall make all material payments required to be made under leases of premises at which Inventory is located when due, except as specifically reported to Collateral Agent pursuant to Section 7.1 above; (e) upon Collateral Agent’s request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Collateral Agent may reasonably request on or after an Event of Default, deliver or cause to be delivered to Collateral Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Collateral Agent and by an appraiser acceptable to Collateral Agent, addressed to Collateral Agent and upon which Collateral Agent is expressly permitted to rely; (f) upon Collateral Agent’s request, Borrower shall, at its expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service acceptable to Collateral Agent, a physical count of the Inventory in form, scope and methodology acceptable to Collateral Agent no more than once in any twelve (12) month period, but at any time or times as Collateral Agent may request on or after an Event of Default, the results of which shall be reported directly by such inventory counting service to Collateral Agent and Borrower shall promptly deliver confirmation in a form satisfactory to Collateral Agent that appropriate adjustments have been made to the inventory records of Borrower to reconcile the inventory count to Borrower’s inventory records; (g) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (h) Borrower assumes (as between Lender and Borrower) all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (i) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory except for the right of return given to retail customers of Borrower in the ordinary course of the business of Borrower in accordance with the then current return policy of Borrower; (j) Borrower shall use its best efforts to keep the Inventory in good and marketable condition and to identify and make appropriate adjustments for Inventory that does not meet that requirement except that which is to be returned; and (k) Borrower shall not acquire or accept any Inventory on consignment or approval except to the extent such Inventory is reported to Collateral Agent in accordance with the terms hereof.
          7.4. Power of Attorney.
          Borrower hereby irrevocably designates and appoints each Agent (and all persons designated by either Agent) as Borrower’s true and lawful attorney-in-fact, and authorizes Collateral Agent, in Borrower’s or Collateral Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Collateral Agent, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Collateral Agent’s determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by either Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by either Agent or any Lender and deposit the same in

Administrative Agent’s account for application to the Obligations, (iv) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower’s name, Collateral Agent’s name or the name of Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose, and to complete in Borrower’s or Collateral Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) sign Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Borrower hereby releases each Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of such Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
          7.5. Right to Cure.
          Administrative Agent may, at its option upon notice to Borrower (a) cure any default by Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Administrative Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Administrative Agent therein or the ability of Borrower to perform its obligations hereunder or under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Administrative Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agents and Lenders with respect thereto. Administrative Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Agents and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by either Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.
          7.6. Access to Premises.
          From time to time as reasonably requested by any Agent, at the cost and expense of Borrower, (a) each Agent or its designee shall have complete access to all of Borrower’s premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of conducting field examinations (which Collateral Agent shall conduct not more than twice per year, provided, however, that Borrower shall not be obligated to reimburse or pay for more than fifty percent (50%) of the reasonable and actual out-of-pocket costs and expenses of any such field examination, or at such greater frequency as Administrative Agent shall elect during the existence of a Default or Event of Default) inspecting, verifying and auditing the

Collateral and all of Borrower’s books and records, including the Records, and (b) Borrower shall promptly furnish to each Agent such copies of such books and records or extracts therefrom as any Agent may reasonably request, and (c) any Agent or any Agent’s designee may use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.
SECTION 8. REPRESENTATIONS AND WARRANTIES
          Borrower hereby represents and warrants to Agents and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrower:
          8.1. Corporate Existence; Power and Authority.
          Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, and in which the failure to so qualify would have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s corporate powers, (b) have been duly authorized and (c) are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiaries except as set forth on the Information Certificate.
          8.2. Name; State of Organization; Chief Executive Office; Collateral Locations.
          (a) The exact legal name of Borrower is as set forth on the signature page of this Agreement and in the Information Certificate. Borrower has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.
          (b) Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower or accurately states that Borrower has none and accurately sets forth the federal employer identification number of Borrower.
          (c) The chief executive office and mailing address of Borrower and Borrower’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.
          8.3. Financial Statements; No Material Adverse Change.
          All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agents and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Administrative Agent prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Administrative Agent prior to the date of this Agreement.
          8.4. Priority of Liens; Title to Properties.
          The security interests and liens granted to Collateral Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral which is located within the United States of America, Canada or Puerto Rico subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable fee simple title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Collateral Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.
          8.5. Tax Returns.
          Borrower has filed, or caused to be filed, in a timely manner all (i) federal and state tax returns, reports and declarations which are required to be filed by Borrower and (ii) all other tax returns, reports and declarations which are required to be filed by Borrower, other than such tax returns, reports and declarations the failure of which to file could not reasonably be expected to have a Material Adverse Effect. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it and has collected, deposited and remitted in accordance with all applicable laws all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books and except for any taxes of less than $250,000 in the aggregate. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Borrower has collected and deposited in a separate bank account or remitted to the appropriate tax authority all sales and/or use taxes applicable to its business required to be collected and so deposited under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which Borrower owns any Inventory or owns or leases any other property.
          8.6. Litigation.
          Except as set forth in Schedule 8.6 to the Information Certificate, there is no present investigation by any Governmental Authority pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower could reasonably be expected to have a Material Adverse Effect.
          8.7. Compliance with Other Agreements and Applicable Laws.
          (a) Borrower is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, in each case where such default or violation has or would have a Material Adverse Effect. Borrower is in compliance in all respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, the Environmental Laws, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) in each case where the failure to comply would have a Material Adverse Effect.
          (b) Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any governmental agency required for the lawful conduct of its business (the “Permits”). Schedule 8.7 to the Information Certificate sets forth all of the Permits issued to or held by Borrower as of the date hereof by any Federal, State or local governmental agency and any applications pending by Borrower with such federal, state or local governmental agency. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for Borrower to own and operate its business as presently conducted or proposed to be conducted where the failure to have such Permits would have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

          8.8. Environmental Compliance.
          (a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which violates any applicable Environmental Law and the operations of Borrower comply with all applicable Environmental Laws, in each case where such violation or failure to so comply would have a Material Adverse Effect.
          (b) Except as set forth on Schedule 8.8 to the Information Certificate, there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person pending or to the best of Borrower’s knowledge threatened, with respect to any material non-compliance with or material violation of the requirements of any applicable Environmental Law by Borrower.
          (c) Except as set forth in Schedule 8.8 to the Information Certificate, Borrower does not have any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which would have a Material Adverse Effect.
          (d) Borrower has all licenses, certificates, approvals and other Permits required to be obtained or filed in connection with the operations of Borrower under any Environmental Law in each case where the failure to obtain or file the same would have a Material Adverse Effect and all such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect where the failure to have any of such licenses, permits, certificates, approvals or similar authorization would have a Material Adverse Effect.
          8.9. Credit Card Agreements.
          Set forth in Schedule 8.9 to the Information Certificate is a correct and complete list, as of the date hereof, of (a) all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among Borrower, any of its affiliates, the Credit Card Issuers, the Credit Card Processors and any of, their affiliates; (b) the percentage of each sale payable to the Credit Card Issuer or Credit Card Processor under the terms of the Credit Card Agreements; (c) the amount of all reserves; or collateral maintained as of the date hereof by the Credit Card Issuer or Credit Card Processor, if any, (d) all other fees and charges payable by Borrower under or in connection with the Credit Card Agreements; and (e) the term of such Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.9 to the Information Certificate or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.13 hereof. Each of the Credit Card Agreements constitutes a legal, valid and binding obligation of Borrower and to the best of Borrower’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing which would have a Material Adverse Effect, and Borrower and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for Borrower to be entitled to receive all payments thereunder. Borrower has delivered, or caused to be delivered to Collateral Agent, true, correct and complete copies of all of the Credit Card Agreements.
          8.10. Employee Benefits.
          (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed the Code, including any accumulated funding deficiency described in Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.
          (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.
          (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.
          (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.10(a) hereof and any accumulated funding deficiency described in Section 8.10(c) hereof. The terms “current value” and “accrued benefit” have the meanings specified in ERISA.
          (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any “multiemployer plan” (as such term is defined in ERISA) that is subject to Title I of ERISA.
          8.11. Bank Accounts.
          All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth in Schedule 6.3 to the Information Certificate, subject to the right of Borrower to establish new accounts in accordance with Section 5.3(d) hereof.

          8.12. Regulation U.
          Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          8.13. Investment Company Act.
          Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
          8.14. OFAC.
          Neither Borrower nor, to the best knowledge of Borrower, any Affiliate of Borrower (a) is a Sanctioned Person, (b) does business in a Sanctioned Country in violation of the economic sanctions of the United States administered by OFAC or (c) does business in such country or with any such agency, organization or person, in violation of the economic sanctions of the United States administered by OFAC.
          8.15. Accuracy and Completeness of Information.
          All information furnished by or on behalf of Borrower in writing to any Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Administrative Agent in writing.
          8.16. Survival of Warranties; Cumulative.
          All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agents and Lenders on the date of each additional borrowing or other credit accommodation hereunder except to the extent that any such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and shall be conclusively presumed to have been relied on by Agents and Lenders regardless of any investigation made or information possessed by any Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to any Agent or any Lender. In no event shall the corporate officers of Borrower have any personal liability to any Agent or any Lender if any of the representations and warranties of Borrower in this Section 8 are false or misleading, absent fraud.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS
          9.1. Maintenance of Existence.
          (a) Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.
          (b) Borrower shall not change its name unless each of the following conditions is satisfied: (ii) Administrative Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Administrative Agent shall have received a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower as soon as it is available.
          (c) Borrower shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Administrative Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Administrative Agent may require and Administrative Agent shall have received such agreements as Administrative Agent may reasonably require in connection therewith. Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.
          9.2. New Collateral Locations.
          Borrower may only open any new location within the United States of America, Canada or Puerto Rico provided Borrower has granted to Collateral Agent (i) a perfected security interest in the Collateral at such location and (ii) a Landlord Agreement in respect of such new location if required by Collateral Agent. From time to time, upon request of the Collateral Agent, Borrower shall provide Collateral Agent with an accurate list showing any new locations or closed locations since the last such listing provided hereunder.
          9.3. Compliance with Laws, Regulations, Etc.
          (a) Borrower shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, Permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws in each case where the failure to so comply therewith or observe such requirements would have a Material Adverse Effect. Without limitation of the preceding provisions of this Section 9.3, Borrower shall (x) ensure that neither Borrower nor, to the best knowledge of Borrower, any Affiliate of Borrower (i) becomes a Sanctioned Person, (ii) does business in a Sanctioned Country in violation of the economic sanctions of the United States administered by OFAC or (iii) does business in such country or with any such agency, organization or person, in violation of the economic sanctions of the United States administered by OFAC, and (y) comply, and cause each of its Subsidiaries to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.
          (b) Borrower shall give both oral and written notice to Administrative Agent within five (5) Business Days of Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material at any one of Borrower’s properties or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or material violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter which has or would have a Material Adverse Effect.
          (c) Without limiting the generality of the foregoing, whenever Administrative Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Administrative Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer acceptable to Administrative Agent to conduct such tests of the site where Borrower’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Administrative Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any material environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Administrative Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.
          (d) Borrower shall indemnify and hold harmless Agents and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
          9.4. Payment of Taxes and Claims.
          Borrower shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on any Agent or any Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Agents and Lenders harmless with respect to the foregoing, and to repay to Administrative Agent, for the benefit of Agents and Lenders, on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
          9.5. Insurance.
          Borrower shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Administrative Agent as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Administrative Agent as Administrative Agent shall require as proof of such insurance, and, if Borrower fails to do so, Administrative Agent is authorized, but not required, to obtain after providing written notice thereof to Borrower such insurance with respect to the Collateral at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Administrative Agent of any cancellation or reduction of coverage. Administrative Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling any such insurance which relates to the Collateral. Borrower shall cause Collateral Agent to be named as a loss payee and each Agent an additional insured (but without any liability for any premiums) under such insurance policies relating to the Collateral and Borrower shall obtain non-contributory lender’s loss payable endorsements to all such insurance policies in form and substance satisfactory to Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Collateral Agent as its interests may appear and further specify that Collateral Agent shall be paid regardless of any act or omission by Borrower or any of its Affiliates. Any insurance proceeds received by Collateral Agent at any time shall be applied to payment of the Obligations in the order and manner set forth in Section 6.4(a) hereof.
          9.6. Financial Statements and Other Information.
          (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Administrative Agent: (i) within thirty-five days after the end of each fiscal month, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of borrower an its Subsidiaries, as of the end of and through such fiscal month and (ii) within ninety (90) days after the end fiscal year, audited consolidated financial statements and, if Borrower has any Subsidiaries, audited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries, as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.
          (b) Borrower shall promptly notify Administrative Agent in writing of the details of (i) any material loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which has or would have a Material Adverse Effect and (ii) the occurrence of any Event of Default or act condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.
          (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Administrative Agent copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.
          (d) Borrower shall furnish or cause to be furnished to Administrative Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Administrative Agent may, from time to time, reasonably request. Administrative Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other Governmental Authority or to any Lender or Participant or to any prospective Lender or prospective Participant. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Administrative Agent, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to any Agent or any Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to any Agent or any Lender may be destroyed or otherwise disposed of by such Agent or such Lender one (1) year after the same are delivered to such Agent or such Lender, except as otherwise designated by Borrower to such Agent or such Lender in writing.
          9.7. Sale of Assets, Consolidation, Merger, Dissolution, Etc.
          Borrower shall not, and shall not permit any Subsidiary to (and no Agent nor any Lender authorizes Borrower to), directly or indirectly,
          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it if such merger or consolidation results in a Change of Control;

          (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or indebtedness to any other Person or any of its assets to any other Person, except for
     (i) sales of Inventory in the ordinary course of business,
     (ii) the disposition of worn-out or obsolete Equipment so long as (A) any proceeds are paid to Administrative Agent and (B) such sales do not involve Equipment having an aggregate fair market value in excess of $2,000,000 for all such Equipment disposed of in any fiscal year of Borrower;
     (iii) sales or other dispositions by Borrower of assets in connection with the closing or sale of a retail store location of Borrower in the ordinary course of Borrower’s business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales, (A) on the date of, and after giving effect to, any such sale, in any calendar year, Borrower shall not have closed or sold retail store locations accounting for more than seven and one-half (7 1/2%) percent of all sales of Borrower in the immediately preceding twelve (12) month period, (B) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Administrative Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Administrative Agent may request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist or have occurred, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arms length transaction, and (E) any and all net proceeds payable or delivered to respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Administrative Agent in accordance with the terms of this Agreement either, at Administrative Agent’s option, for application to the Obligations in accordance with the terms hereof (except to the extent such proceeds reflect payment in respect of indebtedness secured by a properly perfected first priority security interest in the assets sold, in which case, such proceeds shall be applied to such indebtedness secured thereby) or to be held by Administrative Agent as cash collateral for the Obligations on terms and conditions acceptable to Administrative Agent;
     (iv) sales of Capital Stock of Borrower pursuant to a Qualified Public Offering; provided, that, (A) Borrower shall not (except as permitted by Section 9.11) pay or be required to pay any dividends or repurchase or redeem such stock or make any other payments in respect thereof on or prior to the end of the then current term of this Agreement and (B) the terms of such Capital Stock and the purchase and sale thereof shall otherwise be reasonably acceptable to Administrative Agent in all respects;

     (v) sales or other issuance’s of Capital Stock of Borrower to Borrower’s directors, officers, employees and/or consultants pursuant to the Borrower’s Restricted Stock Plan or any of Borrower’s other stock ownership arrangements established for the benefit of such directors, officers, employees and/or consultants;
     (vi) sales of Capital Stock to existing shareholders of the Borrower or pursuant to rights offerings to such existing shareholders; or
     (vii) sales of Capital Stock to new investors if the sale of the stock is authorized under the Amended and Restated Reclassification and Sale of Shares Agreement, dated April 29, 1998, as amended or otherwise modified from time to time pursuant to the terms thereof;
          (c) form or acquire any subsidiaries; or
          (d) wind up, liquidate or dissolve (other than wind up, liquidate or dissolve Internet Sub in accordance with Section 9.16); or
          (e) agree to do any of the foregoing.
          9.8. Encumbrances.
          Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) the security interests and liens of Collateral Agent for itself and the benefit of Lenders; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s or such Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on real estate not to exceed $15,000,000 in the aggregate at any time outstanding so long as such interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (f) liens or rights of setoffs or credit balances of Borrower with Credit Card Processors as a result of fees and chargebacks; (g) deposits of cash with the owner or lessor of retail store locations leased and operated by Borrower in the ordinary course of the business of Borrower to secure the performance by Borrower of its obligations under the terms of the lease for such premises; (h) liens on assets of Borrower to secure indebtedness of Borrower permitted under Section 9.9(d) below, provided, that, such liens shall be junior and subordinate to the liens of Collateral Agent on terms and conditions acceptable to Collateral Agent; (i) pledges and deposits of cash, Cash Equivalents or investment securities by Borrower to secure indebtedness of Borrower permitted under Section 9.9(g) hereof; provided, that, (i) the aggregate amount so pledged or deposited, together with the amount of all Letter of Credit Accommodations issued in connection with any Hedging Agreements, shall not in the aggregate exceed $2,500,000, (ii) as of each of the thirty (30) days immediately preceding the date of such pledge or deposit and after giving effect thereto, Excess Availability shall not be less than $4,000,000, (iii) such pledge or deposit (or the right to demand such pledge or deposit) shall be required by the other party to the Hedging Agreement as a condition to it entering into such contract with Borrower and Administrative Agent shall have received evidence thereof in form and substance satisfactory to Administrative Agent and (iv) as of the date of such pledge or deposit and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and (j) the security interests and liens set forth on Schedule 8.4 to the Information Certificate.
          9.9. Indebtedness.
          Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any obligations or indebtedness, except:
          (a) the Obligations (excluding those described in Section 9.9(g) below);
          (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;
          (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;
          (d) indebtedness of Borrower for borrowed money (other than indebtedness permitted under Section 9.9(c) above or Section 9.9(e) below) arising after the date hereof owing to any person in an aggregate amount not to exceed $20,000,000 at any time outstanding; provided, that, as to each and all of such indebtedness: (i) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Administrative Agent, the amount of such indebtedness, the person to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Administrative Agent may request, (ii) Administrative

Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such indebtedness shall be incurred by Borrower at commercially reasonable rates and terms in a bona fide arms’ length transaction, (iv) if any of such indebtedness is to be secured by any assets of Borrower, then (A) all of the terms and conditions of such indebtedness and the person to whom such indebtedness is owed shall be reasonably acceptable to Administrative Agent, (B) the security interests and liens on the assets of Borrower in favor of such person to secure such indebtedness shall be junior and subordinate to the security interests and liens of Administrative Agent on such assets on terms and conditions reasonably acceptable to Administrative Agent, and (C) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, an intercreditor agreement between Administrative Agent and such person, as acknowledged and agreed to by Borrower, duly authorized, executed and delivered by such person and Borrower, providing for, inter alia, the parties’ relative rights and priorities with respect to the assets of Borrower, (v) such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agents or Lenders or any rights of either Agent or Lenders as determined in good faith by Administrative Agent and confirmed by Administrative Agent to Borrower in writing or which are more restrictive or burdensome than the terms or conditions of any other indebtedness of Borrower as in effect on the date hereof (other than the Obligations), (vi) as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (vii) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness, (viii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrower may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to release any liens or security interests in any assets of Borrower which secure such indebtedness (if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower (as determined in good faith by Administrative Agent), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (ix) Borrower shall furnish to Administrative Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower on its behalf, concurrently with the sending thereof, as the case may be;
          (e) indebtedness of Borrower for borrowed money after the date hereof (other than indebtedness permitted under Sections 9.9(c) and (d) above) arising after the date hereof; provided, that, as to each and all of such indebtedness: (i) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Administrative Agent, the amount of such indebtedness, the person to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Administrative Agent may request (ii) Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such indebtedness shall be incurred by Borrower at commercially reasonable rates and terms in a bona fide arms’ length transaction, (iv) such indebtedness is and shall remain at all times unsecured, (v) such indebtedness is, and shall be, subject and subordinate in right of payment to the right of Administrative Agent to receive the prior indefeasible payment and satisfaction in full of all of the Obligations, and Borrower shall not make or be required to make payments in cash or other immediately available funds or other property (but may make payment of interest by issuing indebtedness on the same terms) at any time during the then current term of this Agreement, (vi) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, a subordination agreement between Administrative Agent and such person, as acknowledged and agreed to by Borrower, duly authorized, executed and delivered by such person and Borrower, providing for, inter alia the terms of the subordination in right of payment of the indebtedness of Borrower to such person to the prior indefeasible payment and satisfaction in full of all of the Obligations, (vii) such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Administrative Agent or any rights of Administrative Agent as determined in good faith by Administrative Agent and confirmed by Administrative Agent to Borrower in writing or which are more restrictive or burdensome than the terms or conditions of any other indebtedness of Borrower as in effect on the date hereof (other than the Obligations), (viii) as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (ix) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrower may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to Payments thereof), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower (as determined in good faith by Administrative Agent), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (x) Borrower shall furnish to Administrative Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower on its behalf, concurrently with the sending thereof, as the case may be;
          (f) obligations or indebtedness existing as of the date hereof set forth on Schedule 9.9 to the Information Certificate, provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, except, that, Borrower may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to release any of the liens or security interests in any assets and properties of Borrower which secure such indebtedness, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower (as determined in good faith by Administrative Agent), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Administrative Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and
          (g) (A) contingent liabilities of Borrower pursuant to any Hedging Agreements entered into by Borrower; provided that the aggregate principal notional amount of indebtedness that may be subject to Hedging Agreements at any one time shall not exceed (i) $50,000,000 prior to May 31, 2008, (ii) $60,000,000 from and after May 31, 2008 but prior to May 31, 2009, (iii) $70,000,000 from and after May 31, 2009 but prior to May 31, 2010 and (iv) $80,00,000 from and after May 31, 2010. Notwithstanding any provision herein to the contrary, no Affiliate of a Lender shall act as a counterparty to a Hedging Agreement unless and until such Affiliate shall have entered into a written agreement and acknowledgement in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent, in which such Affiliate agrees to be bound by the terms of this Agreement, in the capacity as a counterparty to a Hedging Agreement, in the same manner as a Lender hereunder, in the capacity as a counterparty to a Hedging Agreement and (B) contingent liabilities of Borrower pursuant to any Other Hedging Agreements entered into by Borrower; provided that (i) Lenders shall have been given a reasonable opportunity to match the proposed terms of the Other Hedging Agreements prior to Borrower entering into the Other Hedging Agreements and (ii) the aggregate principal notional amount of indebtedness that may be subject to Other Hedging Agreements at any one time shall not exceed $25,000,000.
          9.10. Loans, Investments, Etc.
          Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person, or agree to do any of the foregoing, except:
          (a) the endorsement of instruments for collection or deposit in the ordinary course of business;
          (b) investments in Cash Equivalents, provided, that, as to any of the foregoing, unless waived in writing by Administrative Agent, Borrower shall take such actions as are deemed necessary by Administrative Agent to perfect the security interest of Collateral Agent in such investments;
          (c) loans and advances by Borrower to employees of Borrower not to exceed the principal amount of $500,000 in the aggregate at any time outstanding for reasonable and necessary work-related travel or other ordinary business expenses to be incurred by employees in connection with their work for Borrower;

          (d) the existing loans, advances and guarantees by Borrower outstanding as of the date hereof as set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not directly or indirectly, (A) amend, modify, alter or change the term of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrower shall furnish to Administrative Agent all notices, demands or other materials in connection with such loans, advances or guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and
          (e) loans by Borrower to officers or directors of Borrower not to exceed $15,000,000 in the aggregate at any time, provided, that, with respect to any such loan, (i) the officer or director shall have executed and delivered to the Borrower a promissory note in form and substance sufficient to evidence the loan, (ii) the loan shall be recorded on the books and records of Borrower in a manner satisfactory to Administrative Agent, (iii) the proceeds of the loan shall be used either to purchase common or preferred stock in the Borrower, or to finance the exercise of restricted stock options, together with the ordinary income tax attributable to such exercise (provided, that the aggregate outstanding amount of such loans used to finance tax liabilities shall at no time exceed $7,500,000), (iv) the stock so purchased shall be pledged by such officer or director to the Borrower as security for the loan, (v) the maturity date of the loan shall not be more than ten (10) years from the date the loan is made and (vi) the interest rate on the loan shall be sufficient under regulations promulgated by the Internal Revenue Service to prevent such loan from being treated as a below-market loan causing the attribution to such officer or director of income as a result of the loan transaction.
          9.11. Dividends and Redemptions.
          Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except, that
          (a) Borrower may repurchase shares of Capital Stock of Borrower from any former employee of Borrower (or in connection with any severance arrangement with any employee) to the extent such Capital Stock was obtained by such employee pursuant to the exercise of a stock option or any other employee stock purchase arrangement granted in the ordinary course of the business of Borrower; provided, that, (i) no Default or Event of Default shall exist or have occurred at the time of or after giving effect to any such payments, (ii) the aggregate amount paid by Borrower (including any amount forgiven by Borrower with respect to any loan or advance made to any such employees under clause (e) of Section 9.10) to all such former employees of Borrower shall not in any twelve (12) month period exceed $25,000,000 less the amount of any payments which are made in such period under Section 9.11(c) below and which are not funded from a Qualified Public Offering, (iii) as of the date of any such payments, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $7,500,000, and after giving effect to such payments, Excess Availability shall be not less than $5,000,000, and (iv) there shall be no limitation on the right of Borrower to make such purchases using net cash proceeds of a Qualified Public Offering; and
          (b) Borrower may declare and pay dividends in respect of the Capital Stock of Borrower constituting common stock, provided, that, each of the following conditions is satisfied: (i) no Default or Event of Default shall exist or have occurred at the time of or after giving effect to any such dividends, (ii) any dividends shall be out of funds legally available therefor, (iii) immediately after giving effect to any such dividends, the aggregate amount of all such dividends paid in any fiscal year of Borrower shall not exceed the amount equal to fifty (50%) percent of the positive Adjusted Cash Flow of Borrower in the immediately preceding fiscal year calculated based on the annual audited financial statements for such fiscal year delivered to Administrative Agent in accordance with Section 9.6(a) hereof, (iv) as of the date of any such payments, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $7,500,000, and after giving effect to such payments, Excess Availability shall be not less than $5,000,000, and (v) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of the intention of Borrower to pay such dividends specifying the amount of such dividends which Borrower intends to pay; and
          (c) Borrower may declare and pay any accrued and unpaid dividends, or redeem or retire any shares of Capital Stock of Borrower (in addition to any dividends permitted under Section 9.11(b) above), provided, that, each of the following conditions is satisfied: (i) no Default or Event of Default shall exist or have occurred at the time of or after giving effect to any such payments, (ii) any such payments shall be out of funds legally available therefor, (iii) all such payments shall either (A) be made solely with the net cash proceeds received by Borrower from a Qualified Public Offering or (B) be limited to an amount in any twelve (12) month period of $25,000,000 less any amounts paid during such period under Section 9.11(a) above, provided that, as of the date of any payment under this Section 9.11(c)(iii)(B), the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $7,500,000, and after giving effect to such payments, Excess Availability shall be not less than $5,000,000, and (iv) Administrative Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to make such payments specifying the amount of such payments which Borrower intends to make.
          (d) In connection with any stockholder rights agreement or rights plan adopted by Borrower’s Board of Directors (commonly referred to as a “poison pill”) Borrower may declare and pay a dividend in respect of the Capital Stock of Borrower, consisting, with respect to each share of such Capital Stock, solely of the right to purchase a specified fraction of a share of a newly created junior preferred stock, such specified fraction of a share of preferred stock to have equivalent voting and dividend rights as one whole share of common stock.

          9.12. Transactions with Affiliates.
          Borrower shall not directly or indirectly, (a) purchase, acquire or lease any property from or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with a person who is not an Affiliate or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business.
          9.13. Credit Card Agreements.
          Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a default under or breach of any of the terms of any of the Credit Card Agreements and (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of Borrower, provided, that, Borrower shall give each Agent not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) each Agent shall have received not less than thirty (30) days prior written notice of the intention of Borrower to enter into such agreement (together with such other information with respect thereto as any Agent may reasonably request) and (ii) Borrower delivers, or causes to be delivered to Collateral Agent, a Credit Card Acknowledgment in favor of Collateral Agent, (e) give each Agent immediate written notice of any Credit Card Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as any Agent may reasonably request; and (f) furnish to each Agent, promptly upon the request of any Agent, such information and evidence as any Agent may reasonably request from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.
          9.14. Adjusted Tangible Net Worth.
          Borrower shall, at all times have and maintain Adjusted Tangible Net Worth of not less than $80,000,000.
          9.15. Compliance with ERISA.
          (a) Borrower shall not with respect to any “employee benefit plans” maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created them-under which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the term of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (ii) incur any withdrawal liability with respect to any multiemployer pension plan.
          (b) As used in this Section 9.15, the term “employee pension benefit plans,” “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in the Code and ERISA.
          9.16. Costs and Expenses.
          Borrower shall pay to each Agent on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Collateral Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all reasonable appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with each Agent’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or LC Issuer in connection with the Letter of Credit Accommodations; (e) reasonable costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Collateral Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against any Agent or any Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Collateral Agent during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the rate of $750 per person per day for Collateral Agent’s examiners in the field and office, provided, that, so long as no Default or Event of Default shall exist or have occurred, Borrower shall not be required to pay such costs and expenses or per diem charge in connection with more than four (4) such field examinations in any calendar year; and (h) the fees and disbursements of counsel (including legal assistants) to Agents and Lenders in connection with any of the foregoing.
          9.17. Further Assurances.
          At the request of any Agent at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Administrative Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Administrative Agent, Agents and Lenders may, at Administrative Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Administrative Agent has received such certificate and, in addition, Administrative Agent has determined that such conditions are satisfied.
SECTION 10. EVENTS OF DEFAULT AND REMEDIES
          10.1. Events of Default.
          The occurrence or existence of any one or more of the following events is referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
          (a) (i) Borrower fails to pay any of the Obligations within three (3) Business Days after the same becomes due and payable or (ii) Borrower or any Obligor fails to perform any of the covenants contained in Sections 5.3(d), 9.1, 9.2, 9.3, 9.4, 9.6, 9.13, 9.14, 9.15 and 9.16 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such covenant or (iii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;
          (b) any representation, warranty or statement of fact made by Borrower to any Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;
          (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of any Agent or any Lender;
          (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $2,500,000 in any one case or in excess of $5,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;
          (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;
          (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;
          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;
          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or
          (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Agent and Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agents and Lenders, in any case in an amount in excess of $5,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Agents and Lenders, which default continues for more than the applicable cure period, if any, with respect thereto;
          (j) any Change of Control;
          (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute. or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor; or

          (l) there shall be an event of default under any of the other Financing Agreements.
          10.2. Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, Agents and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agents and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive, and enforceable, in Administrative Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or of this Agreement or any of the other Financing Agreements. Administrative Agent may, in accordance with the terms hereof, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to any Obligor or any of the Collateral.
          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Administrative Agent may, in its discretion, or upon the direction of Required Lenders shall, and, without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Administrative Agent for itself and for the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, direct Collateral Agent to, and Collateral Agent shall, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower’s expense, to assemble and make available to Collateral Agent any part or all of the Collateral at any place and time designated by Collateral Agent, (iv) direct Collateral Agent to, and Collateral Agent shall, collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) direct Collateral Agent to, and Collateral Agent shall, remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) direct Collateral Agent to, and Collateral Agent shall, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Collateral Agent or elsewhere) at such prices or terms as Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with the Collateral Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Collateral Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Collateral Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Collateral Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event any Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Administrative Agent’s request, Borrower will either, as Administrative Agent shall specify, furnish cash collateral to the LC Issuer to be used to secure and fund Agent’s reimbursement obligations to the LC Issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Administrative Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.
          (c) To the extent that applicable law imposes duties on any Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Agents and Lenders (i) to fail to incur expenses reasonably deemed significant by any Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agents and Lenders against risks of loss, collection or disposition of Collateral or to provide to Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Collateral Agent would not be commercially unreasonable in Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by any Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on any Agent or any Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

                  (d) For the purpose of enabling Agents to exercise the rights and remedies hereunder, Borrower hereby grants to Agents, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
                  (e) Administrative Agent may apply the cash proceeds of Collateral actually received by Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Administrative Agent may elect, whether or not then due. Borrower shall remain liable to Agents and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.
                  (f) Without limiting the foregoing, upon the occurrence of a Default or Event of Default, Administrative Agent may, at its option, or upon the direction of Required Lenders shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agents and Lenders to Borrower.

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
                  11.1. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
                  (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).
                  (b) Borrower, Agents and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agents and Lenders shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).
                  (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Administrative Agent’s option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Administrative Agent against Borrower for the amount of the claim and other relief requested.
                  (d) BORROWER, AGENTS AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENTS AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
                  (e) Agents and Lenders shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of such Agent or such Lender. In any such litigation, Agents and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.
                  11.2. Waiver of Notices.
                  Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which any Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

                  11.3. Amendments and Waivers.
                  (a) Except for actions expressly permitted to be taken by any Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Financing Agreement, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by an authorized officer of Administrative Agent and Borrower, and by Required Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.
                  (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that (i) increases the percentage advance rates set forth in Section 2.1(a) hereof, makes less restrictive the nondiscretionary criteria for exclusion from “Eligible Inventory” set forth in the definition of such term, or (ii) amends Section 12.8 hereof or amends the maximum dollar amount in Section 12.11(a)(i) hereof shall be effective unless the same shall be in writing and signed by Administrative Agent, Required Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 4.2 to the making of any Revolving Loan or the incurrence of any Letter of Credit Accommodation shall be effective unless the same shall be in writing and signed by Administrative Agent, Required Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Loans or the incurrence of Letter of Credit Accommodations set forth in Section 4.2 unless the same shall be in writing and signed by Administrative Agent, Required Lenders and Borrower.
                  (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Administrative Agent and each Lender directly affected thereby: (i) increase the principal amount of such Lender’s Commitment over the amount then in effect; (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan or Letter of Credit Accommodations of any affected Lender; (ii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or fees as to any affected Lender; (v) release any Obligor except as otherwise permitted herein (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly effect all Lenders); (vii) amend or waive this Section 11.3 or the definition of the term “Required Lenders” insofar as such definition affects the substance of this Section 11.3; or (viii) permit the assignment or transfer by Borrower of any of its right and obligations hereunder (which action shall be deemed to directly affect all Lenders).
                  (d) No amendment, modification, termination or waiver shall, unless otherwise permitted by this Agreement or unless consented to in writing and signed by Administrative Agent and all Lenders, (i) release, or permit Borrower or any Obligor to sell or otherwise dispose of, all or substantially all of the Collateral, or release any Obligor from any guaranty of any or all of the Obligations or (ii) amend Section 6.4(a) hereof.
                  (e) Agents and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by any Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which any Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.
                  (f) The consent of each Agent shall be required for any amendment, waiver or consent affecting the rights or duties of such Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.
                  (g) The consent of Swing Line Lender shall be required for any amendment, waiver or consent affecting the rights or duties of the Swing Line Lender in its capacity as such.
                  11.4. Waiver of Counterclaims.
                  Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
                  11.5. Indemnification.
                  Borrower shall indemnify and hold each Agent and each Lender, and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except for any such losses, claims, liabilities, costs or expenses resulting from the gross negligence or willful misconduct of any Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agents and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12.	THE AGENTS
                  12.1. Appointment, Powers and Immunities.
                  Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) irrevocably designates, appoints and authorizes LaSalle to act as Administrative Agent, and Wachovia to act as Collateral Agent, hereunder and under the other Financing Agreements with such powers as are specifically delegated to Administrative Agent and Collateral Agent, respectively by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agents (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement); (b) shall not be responsible to Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement) for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement) for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agents may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agents shall have been delivered to and acknowledged by Agents.
                  12.2. Reliance by Agents.
                  Each Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all Lenders as is required in such circumstance, and such instructions of such Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

                  12.3. Events of Default.
                  (a) Agents shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until the respective Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Administrative Agent receives such a Notice of Default or Failure of Condition, Administrative Agent shall give prompt notice thereof to the Lenders. Each Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders. Notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Administrative Agent may, but shall have no obligation to, continue to make Revolving Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Administrative Agent believes making such Revolving Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.
                  (b) Except with the prior written consent of Administrative Agent, neither Collateral Agent nor any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.
                  12.4. LaSalle/Wachovia in its Individual Capacity.
                  With respect to any Commitment it may make and any Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as an Agent), if and to the extent that each of LaSalle and Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of LaSalle and Wachovia in its individual capacity as Lender hereunder. Each of LaSalle and Wachovia (and any successor acting as Administrative Agent or Collateral Agent, respectively) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as an Agent, and each of LaSalle and Wachovia and their Affiliates may accept fees and other consideration from Borrower and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
                  12.5. Indemnification.
                  Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement) agree to indemnify Agents (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against any Agent (including by any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement)) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement, any Hedging Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that each Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.
                  12.6. Non-Reliance on Agents and Other Lenders.
                  Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) agrees that it has, independently and without reliance on any Agent or other Lenders, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Neither Agent shall be required to keep itself informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor. Administrative Agent will use reasonable efforts to provide Lenders with any information received by Administrative Agent from Borrower or any Obligor regarding its financial performance or the Collateral(including the collateral reports identified in Section 7.1 and the financial information delivered by the Borrower hereunder) or which is otherwise required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Administrative Agent from Borrower or any Lender; provided, that, Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
                  12.7. Failure to Act.
                  Except for action expressly required of Agents hereunder and under the other Financing Agreements, each Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement) of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

                  12.8. Additional Loans.
                  Administrative Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrower to exceed the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1(a), without the prior consent of all Lenders, except, that, Administrative Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrower to exceed the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1(a), as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letter of Credit Accommodations to Borrower which Administrative Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1.(a) shall not exceed the amount equal to $2,000,000 outstanding at any time less the then outstanding amount of any Special Agent Advances and shall not cause the total principal amount of the Revolving Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) without the consent of all Lenders, Administrative Agent shall not make any such additional Revolving Loans or Letter of Credit Accommodations more than sixty (60) days from the date of the first such additional Revolving Loans or Letter of Credit Accommodations. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations provided that Administrative Agent is acting in accordance with the terms of this Section 12.8.
                  12.9. Concerning the Collateral and the Related Financing Agreements.
                  Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) authorizes and directs Agents to enter into this Agreement and the other Financing Agreements. Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) agrees that any action taken by any Agent or Required Lenders or all Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by any Agent or any category of Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement).
                  12.10. Field Audit, Examination Reports and other Information; Disclaimer by Lenders.
                  By signing this Agreement, each Lender:
                  (a) is deemed to have requested that Collateral Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1.(a) prepared by Collateral Agent (each field audit or examination report and weekly report with respect to the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1.(a) being referred to herein as a “Report” and collectively, “Reports”) and Borrower hereby consents to the distribution of such Reports;
                  (b) expressly agrees and acknowledges that Collateral Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report;
                  (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Collateral Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and the Subsidiaries and will rely significantly upon Borrower’s and the Subsidiaries’ books and records, as well as on representations of Borrower’s and the Subsidiaries’ personnel; and
                  (d) agrees to keep all Reports confidential and strictly for its internal use and not to distribute or use any Report in any other manner.
                  12.11. Collateral Matters.
                  (a) Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Revolving Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof (provided that in no event shall Special Agent Advances for such purpose exceed the amount equal to $2,000,000 in the aggregate outstanding at any time less the then outstanding Revolving Loans under Section 12.8 hereof) or (ii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any LC Issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Administrative Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.9, each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

                  (b) Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement) hereby irrevocably authorize Collateral Agent, to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Collateral Agent that the sale or disposition is made in compliance with Section 9.7 or 9.16 hereof (and Collateral Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower or any Obligor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) if approved, authorized or ratified in writing by the applicable Lenders pursuant to Section 11.3(d) hereof. Except as provided above, Collateral Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all the applicable Lenders pursuant to Section 11.3(d) hereof.
                  (c) Without any manner limiting Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement), each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) agrees to confirm in writing, upon request by Collateral Agent, the authority to release Collateral conferred upon Collateral Agent under this Section and in Section 11.3(d) hereof. Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Collateral Agent upon any Collateral to the extent set forth above and in Section 11.3(d) hereof; provided, that, (i) Collateral Agent shall not be required to execute any such document on terms which, in either Agent’s opinion, would expose Collateral Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower or any Obligor in respect of) the Collateral retained by Borrower or such Obligor.
                  (d) No Agent shall have any obligation whatsoever to any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Collateral Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the prior consent of Administrative Agent, Collateral Agent may act in any manner it may deem appropriate, in its discretion, given Collateral Agent’s own interest in the Collateral as a Lender and that, subject to acting in accordance with the consent of Administrative Agent, Collateral Agent shall have no duty or liability whatsoever to any other Lender.

                  12.12. Agency for Perfection.
                  Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) and Administrative Agent hereby appoints Collateral Agent and each other Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) and Agent as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Collateral Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) and Agent hereby acknowledges that it holds possession of any such Collateral for the benefit of Collateral Agent as secured party. Should any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) obtain possession of any such Collateral, such Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.
                  12.13. Successor Agent.
                  Either Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, with the prior consent of each other Agent, to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no successor Agent shall have been so appointed by the Required Lenders and other Agents and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement), appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $500,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such resigning Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Required Lenders and Agents hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Financing Agreements.
                  12.14. Hedging Agreements.
                  Each Lender agrees that in its capacity as a counterparty to a Hedging Agreement with Borrower, it shall not be deemed to have any rights as a Lender hereunder except for the right to receive proceeds of Collateral, as a counterparty to a Hedging Agreement, in the order and manner set forth in Section 6.4(a) hereof. Each Lender further agrees that Administrative Agent shall have no duties to a Lender hereunder in its capacity as a counterparty to a Hedging Agreement other than in respect of such Lender’s entitlements to proceeds of Collateral, as a counterparty to a Hedging Agreement, in the order and manner set forth in Section 6.4(a) hereof. Nothing in this Section 12.14 is intended to diminish or otherwise alter any Lender’s rights, or either Agent’s duties to such Lender, under this Agreement as to Lender in its capacity as a Lender hereunder.
                  12.15. Other Agents; Arrangers and Managers.
                  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS
                  13.1. Term.
                  (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on May 31, 2011 (the “Termination Date”), unless sooner terminated pursuant to the terms hereof. Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Administrative Agent (which notice shall be irrevocable) and Administrative Agent or Required Lenders may terminate this Agreement at any time on or after an Event of Default. Upon the effective date of termination of this Agreement, Borrower shall pay to Administrative Agent, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Administrative Agent in such amounts as Administrative Agent determines are reasonably necessary to secure (or reimburse) Administrative Agent from loss, cost, damage or expense, including attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which any Agent or any Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Administrative Agent, as Administrative Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Administrative Agent are received in such bank account later than 2:00 P.M., Chicago time, or as may be otherwise permitted by the Administrative Agent at its sole discretion.
                  (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Collateral Agent’s continuing security interest in the Collateral and the rights and remedies of Agents and the Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.
                  (c) If for any reason this Agreement is terminated prior to May 31, 2009, or any portion of the Commitments are reduced pursuant to Section 2.4(b) prior to May 31, 2009, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation each Agent’s and each Lender’s lost profits as a result thereof, Borrower agrees to pay to Administrative Agent for itself and the ratable benefit of Lenders, upon the effective date of such termination and on each effective date of any Commitment reduction, an early termination fee in the amount set forth below if such termination or reduction, as applicable, is effective in the period indicated:

	Amount	Period
(i)	fifteen one-hundredths of one (.15%) percent of the Stated Amount	From the Closing Date to and including May 31, 2008
(ii)	one tenth of one (.10%) percent of the Stated Amount	From May 31, 2008 to and including May 31 2009
Such early termination fee shall be presumed to be the amount of damages sustained by Administrative Agent and Lenders as a result of such early termination or reduction and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.
                  (d) Notwithstanding anything to the contrary contained in Section 13.1(c), in the event of termination of this Agreement by Borrower prior to May 31, 2009 and the full and final repayment of all of the Obligations and the receipt by Administrative Agent of cash collateral all as provided in Section 13.1(a) above, Borrower shall only be required to pay to Administrative Agent, for its benefit and the ratable benefit of Lenders, an early termination fee in an amount equal to fifty (50%) percent of the early termination fee otherwise payable under Section 13.1(c) if each of the following conditions is satisfied: (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) Administrative Agent shall have received not less than thirty (30) days prior written notice of the intention of Borrower to so terminate this Agreement and (iii) the full and final repayment of all of the Obligations and the cash collateral is paid with the proceeds from a Qualified Public Offering upon the consummation of such Qualified Public Offering or from another transaction resulting in a Change of Control upon the consummation of such transaction.
                  13.2. Interpretative Provisions.
                  (a) All terms used herein which are defined in Article 1 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
                  (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
                  (c) All references to Borrower, Agents and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
                  (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
                  (e) The word “including” when used in this Agreement shall mean “including, without limitation”.
                  (f) All references to the term “good faith” used herein when applicable to either Agent shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrower shall have the burden of proving any lack of good faith on the part of such Agent alleged by Borrower at any time.
                  (g) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner reasonably satisfactory to Administrative Agent, if such Event of Default is capable of being cured as reasonably determined by Administrative Agent.
                  (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Administrative Agent prior to the date hereof.
                  (i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
                  (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
                  (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
                  (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
                  (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Administrative Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agents or Lenders merely because of either Agent’s or any Lender’s involvement in their preparation.
                  13.3. Notices.
                  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:	Ulta Salon, Cosmetics & Fragrance, Inc. 1135 Arbor Drive Romeoville, Illinois 60646 Attention: Gregg Bodnar Telephone No.: (630) 226-8212 Telecopy No.: (630) 226-0020

with a copy, in the case of a Default or Event of Default, to:	Latham & Watkins 5800 Sears Tower 233 S. Wacker Drive Chicago, Illinois 60606 Attention: Donald L. Schwartz Telephone No.: (312) 876-7700 Telecopy No.: (312) 993-9767

If to Administrative Agent:	LaSalle Bank National Association, as Administrative Agent 135 South LaSalle Street Chicago, Illinois 60603 Attention: Scott Carbon Telephone No.: (312) 904-4818 Telecopy No.: (312) 904-6150

If to Collateral Agent:	Wachovia Capital Finance Corporation (Central),
as Collateral Agent
150 S. Wacker Drive
Suite 2200
Chicago, Illinois 60606
Attention: Account Officer (Ulta Cosmetics)
Telephone No.: (312) 332-0420
Telecopy No.: (312) 332-0424
                  13.4. Partial Invalidity.
                  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
                  13.5. Successors.
                  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agents, Lenders, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agents and Lenders. Any such purported assignment without the prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Administrative Agent, except as provided in Section 13.6 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Agents and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.
                  13.6. Assignments; Participations.
                  (a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the Loans owing to it and its rights and obligations as a Lender with respect to Letter of Credit Accommodations) and the other Financing Agreements to (A) its parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or (B) one or more Lenders or (C) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (ii) assign all or a portion of its rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (A) the consent of Administrative Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, which consent shall not be unreasonably withheld, (B) absent the existence of an Event of Default, the consent of Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, which consent shall not be unreasonably withheld; (C) if such Eligible Transferee is not a bank, Administrative Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) (“PTCE 95-60), and, as of the date of the assignment, there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee, (D) such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register, (E) except as Administrative Agent shall otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code and (F) any Lender desiring to assign all or any portion of its rights and obligations under this Agreement to a Person other than a Lender shall first and prior to any assignment to such Person provide a written offer to each of the other existing Lenders to accept such assignment, and each Lender who has received such offer shall have the right, but no obligation, to accept such assignment, provided that, no later than seven (7) days after receipt of such notice, each such Lender shall advise Administrative Agent and the Borrower whether it intends to accept such assignment, and any Lender that has not responded within such period shall be deemed to have declined such assignment and in the event that more than one Lender accepts such assignment, the assigning Lender shall assign its rights and obligations to such Lenders on a pro rata basis.

                  (b) Administrative Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Administrative Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, any Obligor, Agents and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
                  (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. In the event that any Lender assigns or otherwise transfers all or any part of the Obligations, Administrative Agent shall so notify Borrower and Borrower shall, upon the request of the Administrative Agent, execute new promissory notes in exchange for the promissory notes of such assigning Lender, if any.
                  (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any of their Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agents and Lenders may furnish any information concerning

Borrower or any Obligor in the possession of either Agent or any Lender from time to time to assignees and Participants.
                  (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Administrative Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation (including rights in connection with increased costs pursuant to Section 3.3 hereof) to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation; provided, that the Borrower shall not be required to reimburse any Participant pursuant to the increased cost provisions of Section 3.3 in any amount which exceeds the amount that would have been payable under such provisions to such Lender had such Lender not sold such participation, (iv) absent the existence of an Event of Default, the consent of Borrower, which consent shall not be unreasonably withheld, shall be required in connection with any participation to an Eligible Transferee that does not consist of (A) any Lender’s parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or (B) one or more Lenders or (C) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (v) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an “insurance company general account, “ as such term is defined in the “PTCE 95-60”, and, as of the date of the transfer there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant. As used in this Section, the term

“employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.
                  (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.
                  (g) Borrower shall, and shall cause each of its Subsidiaries to, assist any Agent or any Lender permitted to sell assignments or participations under this Section 13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and its Subsidiaries and their affairs provided, prepared or reviewed by Borrower that are contained in any selling materials and all other information provided by it and included in such materials.
                  13.7. Confidentiality.
                  (a) Each Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its respective customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to them by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to any Agent or any Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which any Agent or any Lender is a party, (iv) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 13.7, (v) to any Affiliate, employee, director, officer or agent of such Agent or such Lender so long as such Affiliate, employee, director, officer of agent shall have been instructed to treat such information as confidential in accordance with this Section 13.7 or (vi) to counsel for either Agent or any Lender or any Participant or assignee (or prospective participant or assignee); provided, that, in the case of clause (i), such Agent or Lender, as applicable, shall use reasonable efforts to provide Borrower with prior notice of such required disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Agent’s or Lender’s governmental, regulatory or legal requirements.
                  (b) In no event shall this Section 13.7 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 13.7 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agents or Lenders on a non-confidential basis from a person other than Borrower,

(iii) require Agents or Lenders to return any materials furnished by Borrower to Agents or Lenders or (iv) prevent Agents or Lenders from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agents and Lenders under this Section 13.7 shall supersede and replace the obligations of Agents and Lenders under any confidentiality letter signed prior to the date hereof.
                  13.8. Entire Agreement.
                  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
                  13.9. Counterparts, Etc.
                  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
                  13.10. Customer Identification - USA Patriot Act Notice.
                  Each Lender and Administrative Agent (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies Borrower and/or its subsidiaries, which information includes the name and address of Borrower and/or its subsidiaries and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and/or its subsidiaries in accordance with the Act.

SECTION 14.	ACKNOWLEDGMENT AND RESTATEMENT
                  14.1. Existing Obligations.
                  Borrower hereby acknowledges, confirms and agrees that it is indebted to Original Lenders for Loans and advances to Borrower under the 2005 Loan Agreement, as of the close of business on June 29, 2007, in the aggregate principal amount of $82,712,131 and the amount of $326,264 in respect of that certain Letter of Credit Accommodation (as defined in the

2005 Loan Agreement) described on Exhibit I hereto (the “2005 Letter of Credit Accommodation”), together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower to Original Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever. All such Loans under, and as such term is defined in the 2005 Loan Agreement, outstanding on the Closing Date shall be deemed to be Loans outstanding under this Agreement as of the Closing Date, the 2005 Letter of Credit Accommodation shall be deemed to be a Letter of Credit Accommodation existing as of the Closing Date under this Agreement and any and all other Obligations under, and as such term is defined in the 2005 Loan Agreement, existing as of the Closing Date shall be deemed to be comparable Obligations existing as of the Closing Date under this Agreement.
                  14.2. Acknowledgment of Security Interests.
                  (a) Borrower hereby acknowledges, confirms and agrees that Collateral Agent, for itself and the ratable benefit of Lenders, has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Collateral Agent pursuant to the 2005 Loan Agreement to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by any Agent or any Lender.
                  (b) The liens and security interests of Collateral Agent, for itself and the ratable benefit of Lenders, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the 2005 Loan Agreement, this Agreement or any other Financing Agreements.
                  14.3. Existing Agreement.
                  Borrower hereby acknowledges, confirms and agrees that: (a) the 2005 Loan Agreement has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof and (b) the agreements and obligations of Borrower contained in the 2005 Loan Agreement constitute the legal, valid and binding obligations of Borrower enforceable against it in accordance with their respect terms and Borrower has no valid defense to the enforcement of such obligations and (c) Original Lenders are entitled to all of the rights and remedies provided for in the 2005 Loan Agreement.
                  14.4. Restatement.
                  (a) Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the 2005 Loan Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrower for the Obligations heretofore granted, pledged and/or assigned to any Agent or any Lender. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the indebtedness and other obligations and liabilities of Borrower evidenced by or arising under the 2005 Loan Agreement, and the liens and security interests securing such indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.
                  (b) Notwithstanding the foregoing, with respect to any Eurodollar Rate Loan (as defined in the 2005 Loan Agreement) having an Interest Period (as defined in the 2005 Loan Agreement) that terminates after the date hereof, such Eurodollar Rate Loan shall continue to be a Eurodollar Rate Loan under this Agreement with the same maturity (but reduced margin to reflect this Agreement) that it had under the 2005 Loan Agreement.
                  (c) All references in any or all of the Financing Agreements to the 2005 Loan Agreement shall be deemed to be a reference to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, and such Financing Agreements are hereby amended to reflect such reference. All references in any or all of the Financing Agreements to Congress Financial Corporation (Central) (i) in its capacity as collateral agent shall continue to be deemed to be a reference to Collateral Agent and (ii) in its capacity as administrative agent shall continue to be deemed to be a reference to Administrative Agent.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Agents, Lenders and Borrower have caused these presents to be duly executed as of the day and year first above written.

LASALLE BANK NATIONAL ASSOCIATION,		BORROWER
as Administrative Agent, as a Lender and as LC Issuer		ULTA SALON , COSMETICS & FRAGRANCE, INC.

By: Title:	/s/ Scott Carbon First Vice President	By: Title:	/s/ Gregg Bodnar CFO

Address:		Chief Executive Office:

135 South LaSalle Street Chicago, Illinois 60603		1135 Arbor Drive Romeoville, Illinois 60446

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Collateral Agent and as a Lender		JPMORGAN CHASE BANK, N.A., as a Lender

By: Title:	/s/ Anthony Vizgirda Director	By: Title:	/s/ Teresa M. Bolick Vice President

Address:		Address:

150 South Wacker Drive Chicago, Illinois 60606		JPMorgan Chase 120 South LaSalle Street, Floor 8 Mail Code, IL1-1458 Chicago, IL 60603 Attention: Teresa M. Bolick
Third Amended and Restated Loan and Security Agreement

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Date:

To:	Ulta Salon, Cosmetics and Fragrance, Inc. and LaSalle Bank National Association, as Administrative Agent

Re:	Assignment under the Loan Agreement referred to below
Gentlemen and Ladies:
          Please refer to Section 13.6 of the Third Amended and Restated Loan and Security Agreement dated as of June 29, 2007 (as amended or otherwise modified from time to time, the “Loan Agreement”) among Ulta Salon, Cosmetics and Fragrance, Inc. (the “Borrower”), various financial institutions and LaSalle Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Loan Agreement.
                              (the “Assignor”) hereby sells and assigns, without recourse, to (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Agreement as of the date hereof equal to ___% of all of the Loans, of the participation interests in the Letter of Credit Accommodations and of the Commitments, such sale, purchase, assignment and assumption to be effective as of                     , ___, or such later date on which the Borrower and the Administrative Agent shall have consented hereto (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Pro Rata Shares for purposes of the Loan Agreement will be as set forth opposite their names on the signature pages hereof.
          The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.
          The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.
          The Assignee represents and warrants to the Borrower and the Administrative Agent that, as of the date hereof, the Borrower will not be obligated to pay any greater amount under Section 3.3 of the Loan Agreement than the Borrower is obligated to pay to the Assignor under such Section. The [Assignee/Assignor] [Borrower] shall pay a processing fee equal to $3,500 to the Administrative Agent.
          The Assignee hereby confirms that it has received a copy of the Loan Agreement. Except as otherwise provided in the Loan Agreement, effective as of the Effective Date:
          (d) the Assignee (i) shall be deemed automatically to have become a party to the Loan Agreement and to have all the rights and obligations of a “Lender” under the Loan Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Loan Agreement as if it were an original signatory thereto; and
          (e) the Assignor shall be released from its obligations under the Loan Agreement to the extent specified in the second paragraph hereof.

i

          The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:

(A)	Institution Name:
Address:
Attention:
Telephone:
Facsimile:
(B)	Payment Instructions:
          This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois
          Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = __%	[ASSIGNEE]

By:

Title:

Adjusted Percentage = __%	[ASSIGNOR]

By:

Title:

ACKNOWLEDGED AND CONSENTED TO
this ____ day of , ____

LASALLE BANK NATIONAL ASSOCIATION, as
Administrative Agent

By:

Title:

[ACKNOWLEDGED AND CONSENTED TO
this ____ day of , ____

ULTA SALON, COSMETICS AND FRAGRANCE, INC.

By:

Title:	]

EXHIBIT B
INFORMATION CERTIFICATE
See attached.

EXHIBIT C
FORM OF SWAP ACKNOWLEDGMENT AGREEMENT
                    , 200_
LaSalle Bank National Association, as
Administrative Agent for itself and the Lenders as referred
to below
135 South LaSalle Street
Chicago, Illinois 60603
Ladies and Gentlemen:
          Reference is made to the Third Amended and Restated Loan and Security Agreement among LaSalle Bank National Association as administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time party thereto, as lenders (collectively, “Lenders”), Wachovia Capital Finance Corporation (Central) as Collateral Agent for itself and the Lenders, the Lenders, and Ulta Salon, Cosmetics & Fragrance, Inc. (the “Borrower”), as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (the “Loan Agreement”). All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given to such terms in the Loan Agreement.
          Pursuant to such financing arrangements, Administrative Agent and Lenders may from time to time make loans to Borrower secured by substantially all of the assets and properties of Borrower including among other things, all right, title and interest of Borrower in, to and under the swap agreements, cap agreements, collar agreements, exchange agreements, futures or forward hedging contracts or similar contractual arrangements intended to protect Borrower against fluctuations in interest rates as listed on Exhibit A hereto, and at any time entered into between Borrower and                      (the “Bank”; collectively, “Hedge Agreements” and individually, a “Hedge Agreement”).
          Bank and Borrower agree in favor of Agents and Lenders that upon receipt by Bank of written instructions from Administrative Agent in the form annexed hereto as Exhibit B, Bank will no longer comply with any instructions or orders originated by Borrower or any of its affiliates or representatives concerning any Hedge Agreement and will comply only with the instructions or orders of Administrative Agent with respect thereto, without any further consent by Borrower or its affiliates or representatives. Bank is hereby irrevocably authorized and directed to follow such instructions or orders without any inquiry as to Administrative Agent’s right or authority to give such instructions or orders and Bank is fully protected in acting in accordance therewith. Bank shall not for any reason exercise any lien rights or rights of setoff or other claims against amounts owing to Borrower pursuant to Hedge Agreements, without the prior consent of Administrative Agent. Upon Administrative Agent’s request, Bank will report to Administrative Agent the amounts then outstanding with respect to the Hedge Agreements consistent with its current practices as of the date hereof with Borrowers or more frequently as Administrative Agent may request after Administrative Agent has sent the written instructions referred to above, together with such other information with respect thereto as Administrative Agent may reasonably request.
          Nothing contained herein shall be construed as an assumption by Administrative Agent or any Lender of the obligations or liabilities of Borrower or any of its affiliates to Bank or any other person pursuant to any Hedge Agreement or otherwise. Bank agrees that in its capacity as a counterparty to the Hedge Agreement, it shall not be deemed to have any rights as a “Lender” under the Loan Agreement except for the right to receive proceeds of Collateral, as a counterparty to the Hedge Agreement, in the order and manner set forth in Section 6.4(a) of the Loan Agreement. Bank further aggress that Administrative Agent has no duties to Bank under the Loan Agreement in its capacity as a counterparty to the Hedge Agreement other than in respect of Bank’s entitlement to proceeds of Collateral, as a counterparty to the Hedge Agreement, in the order and manner set forth in Section 6.4(a) of the Loan Agreement. To the extent Bank is also a “Lender” under the Loan Agreement, nothing in the preceding two sentences is intended to diminish or otherwise alter Bank’s rights, or Administrative Agent’s duties to Bank, under the Loan Agreement as to Bank in its capacity as a “Lender” thereunder.
          Administrative Agent and Lenders are relying upon this letter agreement in providing financing to Borrower and this letter agreement shall be binding upon Borrower and its successors and assigns and inure to the benefit of Administrative Agent and Lenders and their successors and assigns. This agreement may not be amended, modified, supplemented or terminated orally or by course of conduct or otherwise. This agreement may only be amended, modified, supplemented or terminated with the written agreement of Administrative Agent.
          Borrower agrees that it will not assert any claims against the Bank as counterparty to the Hedge Agreement solely as a result of Bank following the instructions or orders of Administrative Agent pursuant to the terms hereof with respect to any Hedge Agreement.
          This agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
          This agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.
[Signature Page Follows]

v

          This agreement shall be binding upon Bank and Borrower and inure to the benefit of Administrative Agent, Lenders and each of the parties hereto and their respective successors and assigns.

Very truly yours,

[BANK]

By:

Title:

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:

Title:

ACKNOWLEDGED AND AGREED:

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent

By:

Title:

EXHIBIT A
TO
SWAP ACKNOWLEDGMENT AGREEMENT
[Details to be completed for each such agreement.]

EXHIBIT B
TO
SWAP ACKNOWLEDGMENT AGREEMENT
Form of Notice to Bank

[Name and Address
of Hedge Lender]

Attn:

Re:  Swap Transactions with
Ladies and Gentlemen:
          Reference is made to the Third Amended and Restated Loan and Security Agreement among LaSalle Bank National Association, as administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time party thereto as lenders (collectively, together with Administrative Agent, “Lenders”), the Lenders, and Ulta Salon, Cosmetics & Fragrance, Inc. (“Borrower”), as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (the “Loan Agreement”). All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given to such terms in the Loan Agreement.
          A default or event of default under the Loan Agreement exists or has occurred and is continuing. Accordingly, Bank is no longer to comply with any instructions or orders originated by Borrower or any of its affiliates or representatives and Bank is only to comply with the instructions or orders or Administrative Agent with respect thereto. Borrower and its affiliates and representatives no longer have any authority with respect to the Hedge Agreement (as defined in the Loan Agreement) except as Administrative Agent may otherwise specify to Bank in writing.

Very truly yours,

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent

By:

Title:

EXHIBIT D
FORM OF NOTICE OF CONTINUATION/CONVERSION
     To:      LaSalle Bank National Association, as Administrative Agent
          Please refer to the Third Amended and Restated Loan and Security Agreement dated as of June 29, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Ulta Salon, Cosmetics and Fragrance, Inc. (the “Borrower”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.
          The undersigned hereby gives irrevocable notice, pursuant to Section 3.1(b) of the Loan Agreement, of its request to:
          (a) on [   date   ] convert $[                    ] of the aggregate outstanding principal amount of the [                    ] Loan, bearing interest at the [                    ] Rate, into a(n) [                    ] Loan [and, in the case of a Eurodollar Rate Loan, having an Interest Period of [                    ] month(s)]; [(b) on [   date   ] continue $[                    ] of the aggregate outstanding principal amount of the [___] Loan, bearing interest at the Eurodollar Rate, as a Eurodollar Rate Loan having an Interest Period of [                    ] month(s)].
          The undersigned hereby represents and warrants that all of the conditions contained in Section 4.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.
          The Borrower has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on                                         ,                     .

ULTA SALON, COSMETICS AND FRAGRANCE, INC.

By:

Title:

EXHIBIT E
CLOSING CHECKLIST
1.	Third Amended & Restated Loan & Security Agreement

2.	Amended and Restated Promissory Notes payable to each Lender (if requested)

3.	Certificates of good standing for Borrower in the States of Delaware and in all other jurisdictions in which Borrower is qualified to do business

4.	Secretary’s Certificate as to Borrower’s Articles of Incorporation, By-Laws and Resolution authorizing transaction

5.	Amended & Restated Fee Letter

6.	Latham & Watkins Opinion

x

EXHIBIT F
FORM OF NOTICE OF BORROWING
     To:      LaSalle Bank National Association, as Administrative Agent
     Please refer to the Third Amended and Restated Loan and Security Agreement dated as of June 29, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Ulta Salon, Cosmetics and Fragrance, Inc. (the “Borrower), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.
     The undersigned hereby gives irrevocable notice, pursuant to Section 6.5 of the Loan Agreement, of a request hereby for a borrowing as follows:
     (i) The requested borrowing date for the proposed borrowing (which is a Business Day) is                                         ,                      .
     (ii) The aggregate amount of the proposed borrowing is $                                        .
     (iii) The type of Revolving Loans comprising the proposed borrowing is [Prime Rate] [Eurodollar Rate] Loans.
     (iv) The duration of the Interest Period for each Eurodollar Rate Loan made as part of the proposed borrowing, if applicable, is                      months (which shall be 1, 2, 3 or 6 months).
     The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Default or Event of Default under the Loan Agreement; and (ii) each of the representations and warranties contained in the Loan Agreement and the other Financing Agreements is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Loan Agreement.
     The undersigned requests, subject to the provisions of Section 2.5, that the requested borrowing be funded as a Swing Line Loan. [Delete as applicable]
     The Borrower has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on                                         ,                     .

ULTA SALON, COSMETICS AND FRAGRANCE, INC.

By:

Title:

SCHEDULE I
LENDERS AND PRO RATA SHARES

Lender	Commitment Amount	Pro Rata Share
LaSalle Bank National Association	$ 75,000,000.00[1]	50.000000000%
Wachovia Capital Finance Corporation (Central)	$ 45,000,000.00	30.000000000%
JPMorgan Chase Bank, N.A.	$ 30,000,000.00	20.000000000%
TOTALS	$ 150,000,000.00	100%

[1] This amount includes Swing Line Commitment Amount of $10,000,000.

EXHIBIT G
EXISTING LANDLORD AGREEMENTS

EXHIBIT H
FORM OF LANDLORD AGREEMENT
     THIS LANDLORD’S WAIVER AND CONSENT (“Waiver and Consent”) is made and entered into as of this                      day of                                         , by and between                                          , a                                          (“Landlord”), and Wachovia Capital Finance Corporation (Central), an Illinois corporation (“Lender”), in its capacity as Collateral Agent (“Agent”) for various lenders (“Lenders”).
     A. Landlord is the owner of the real property commonly known as                                         (the “Premises”).
     B. Landlord has entered into a certain Lease Agreement (together with all amendments and modifications thereto and waivers thereof, the “Lease”) with Ulta Salon, Cosmetics & Fragrance, Inc. (“Company”), with respect to the Premises.
     C. Agent and the Lenders have entered into a certain Third Amended and Restated Loan and Security Agreement with Company (as amended from time to time, the “Credit Agreement”), and to secure the obligations arising under such Credit Agreement, Company has granted to Agent for its benefit and the benefit of the Lenders a security interest in and lien upon certain assets of Company which assets may from time to time be located at the Premises, including, without limitation, all of Company’s cash, cash equivalents, goods, inventory, machinery, equipment, and furniture and trade fixtures (such as equipment bolted to floors), together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, but excluding building fixtures (such as plumbing, lighting and HVAC systems and other fixtures not constituting trade fixtures) (collectively, the “Collateral”).
     NOW, THEREFORE, in consideration of any financial accommodations extended by Agent and the Lenders to Company at any time, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Landlord acknowledges that (a) the Lease is in full force and effect and (b) Landlord is not aware of any existing default under the Lease.
     2. Landlord will use commercially reasonable efforts to provide Lender with written notice of any default by Company under the Lease resulting in termination of the Lease (a “Default Notice”). Agent shall have at least 15 days following receipt of such Default Notice to cure such default, but Agent shall not be under any obligation to cure any default by Company under the Lease. No action by Agent pursuant to this Waiver and Consent shall be deemed to be an assumption by Agent or any Lender of any obligation under the Lease, and, except as provided in paragraphs 5, 6, 7 and 8 below, neither Agent nor any Lender shall have any obligation to Landlord hereunder.
     3. Landlord acknowledges the validity of Lender’s lien on the Collateral and, until such time as the obligations of Company to Agent and the Lenders are indefeasibly paid in full,

Landlord waives any interest in the Collateral and agrees not to distrain or levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason, provided that the foregoing provision shall not prevent Landlord from suing the Company for rent or other charges owing under the Lease.
     4. Landlord agrees that the Collateral consisting of trade fixtures such as equipment bolted to the floor shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property.
     5. Prior to a termination of the Lease, Agent or its representatives or invitees may enter upon the Premises at any time without any interference by Landlord to inspect, remove, sell or otherwise dispose of any or all of the Collateral, subject, in each case, to any restrictions contained in any applicable restrictive covenants, easements or other documents recorded in the applicable public records against the Premises, publicly stated rules or regulations or governing laws (“Sale Restrictions”). Lender will use commercially reasonable efforts to provide Landlord with prior written notice of its intention to enter onto the Premises to conduct any sale, removal or disposition of Collateral.
     6. Upon a termination of the Lease, Landlord will permit Agent and its representatives and invitees to occupy and remain on the Premises; provided, that (a) such period of occupation (the “Disposition Period”) shall not exceed up to 60 days following receipt by Agent of a Default Notice or, if the Lease has expired by its own terms (absent a default thereunder) and the Company has failed to remove all of the Collateral from the Premises, up to 45 days following Agent’s receipt of written notice from Landlord of such failure, (b) for the actual period of occupancy by Agent, Agent will pay to Landlord all rent and other charges due and payable by the Company under the Lease (including, without limitation, taxes, common area maintenance costs and insurance, but excluding any percentage or contingent rent) which becomes due under the Lease pro-rated on a per diem basis determined on a 30-day month, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required by the Lease, and (c) such amounts paid by Agent to Landlord shall exclude any rent adjustments, indemnity payments or similar amounts for which the Company remains liable under the Lease for default, holdover status or other similar charges. If any injunction or stay is issued that prohibits Agent from removing the Collateral, the commencement of the Disposition Period will be deferred until such injunction or stay is lifted or removed.
     7. During any Disposition Period, (a) Agent and its representatives and invitees may inspect, repossess, remove and otherwise deal with the Collateral, and Agent may, subject to any applicable Sale Restrictions, advertise and sell or otherwise dispose of the Collateral at the Premises, in each case without interference by Landlord or liability of Agent to Landlord, and (b) Agent shall make the Premises available for inspection by Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Premises. If Agent conducts a sale of the Collateral at the Premises, Agent shall use commercially reasonable efforts to notify Landlord first and to conduct such sale in a manner that would not unduly disrupt Landlord’s or any other tenant’s use of the Premises. In no event shall Agent disturb or interfere with other tenants’ rights of quiet enjoyment of their leased space and no auction or other advertised sale shall be held by Agent at the Premises. Upon request by the Landlord, Agent shall promptly provide Landlord with evidence that commercially reasonable insurance is in force throughout Agent’s period of possession.
     8. Agent shall promptly repair, at Agent’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by the conduct of any sale, removal or other disposition of Collateral by or through Agent (ordinary wear and tear excluded). Agent shall not be liable for any diminution in value of the Premises caused by the absence of Collateral removed, and Agent shall not have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Company.
     9. All notices hereunder shall be in writing, sent by certified mail, return receipt requested or by telecopy, to the respective parties and the addresses set forth on the signature page or at such other address as the receiving party shall designate in writing.
     10. This Waiver and Consent may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the state in which the Premises are located and shall inure to the benefit of Agent and its successors and assigns and shall be binding upon Landlord and its successors and assigns (including any transferees of the Premises).

     IN WITNESS WHEREOF, this Landlord’s Waiver and Consent is entered into as of the date first set forth above.

“LANDLORD”

Attention:	By:

Telephone:	Name:

Facsimile:	Title:

Landlord’s Notice Address:

“AGENT”

Wachovia Capital Finance Corporation (Central), an Illinois corporation

Attention:	By:

Telephone:	Name:

Facsimile:	Title:

Lender’s Notice Address:
Wachovia Capital Finance
Corporation (Central), as agent
150 South Wacker Drive
Chicago, IL 60606-4401
Attn: Portfolio Manager

EXHIBIT I
2005 LETTER OF CREDIT ACCOMMODATION
That certain Letter of Credit No. S585314 issued by LaSalle to Aetna Life Insurance Company c/o Nicholson, Porter and List Inc. on November 18, 2005 in the original face amount of $326,264.00.